EXHIBIT 2
                                                                       ---------






                                                THE DESCARTES SYSTEMS GROUP INC.


                                                              2003 ANNUAL REPORT

          "While many vendors face an uncertain future,

          Descartes has secured its position as a

          leading provider of logistics solutions."

                              Adrian Gonzalez, ARC Advisory Group, May 2003














Corporate Profile

          The Descartes Systems Group Inc. (Nasdaq: DSGX) (TSX: DSG) is a trusted provider of logistics management technology. In more than 60 countries Descartes' leading logistics solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit www.descartes.com.

                                TABLE OF CONTENTS



                                        2

                               A YEAR OF DECISIONS
                    More for less: Declining Operating Costs
                  Executing on opportunities: Customer Sign Ups
                    Leading through innovation: New Products


                                        4

                             LETTER TO SHAREHOLDERS
            "We believe that Descartes is now positioned to leverage
              its recent decisive actions to expand market share."


                                        6

                        INNOVATIONS: WHAT DESCARTES DOES
              Our solutions help to get products to the right place
                      at the right time for the right cost.

--------------------------------------------------------------------------------

                        MARKET OPPORTUNITIES BY INDUSTRY:


8   RETAIL:                                12  CONSUMER PRODUCTS:
    Retail firms understand that               Descartes helps firms communicate
    logistics is key for                       with customers and suppliers
    differentiation.                           alike.

10  TRANSPORTATION SERVICE PROVIDERS:      14  HIGH-TECHNOLOGY AND ELECTRONICS:
    Transportation service providers           To survive, high-technology and
    need realtime information to               electronics manufacturers must
    streamline operations and                  coordinate just-in-time
    capture customer opportunities.            deliveries with suppliers with
                                               short life cycles.
--------------------------------------------------------------------------------

                                       16

                    FINANCIAL RESULTS, BOARD OF DIRECTORS AND
                    EXECUTIVE OFFICERS, CORPORATE INFORMATION



                                             THE DESCARTES SYSTEMS GROUP INC.  1

WE MADE THE RIGHT DECISIONS.
WE ARE POSITIONED FOR THE FUTURE.

Through a turbulent year in the technology sector, Descartes has taken decisive actions to set the foundation for the future. By restructuring the Company and streamlining operations in fiscal 2003, Descartes lowered operating costs (resulting in escalating operating margins), grew customer sign ups and increased the rate at which we brought innovative solutions to market.
--------------------------------------------------------------------------------

1  MORE FOR LESS:                            2  EXECUTING ON OPPORTUNITIES:
   DECLINING OPERATING COSTS(1)                 CUSTOMER SIGN UPS(2)

   US dollars

  22.1   22.2   18.2   16.8                  101    105    130    159

   Q1     Q2     Q3     Q4                   Q1     Q2     Q3     Q4
   03     03     03     03                   03     03     03     03


   DECISION   This past year,                DECISION   To get closer to the
   Descartes took steps to align             customer, Descartes organized
   costs to revenues by                      regional sales centers.
   streamlining operations. Back             Further growth was seen
   office operations for finance,            following the removal of
   customer support, R&D, and                up-front license fees for our
   network infrastructure were               network-based services. We
   consolidated and centralized,             have reduced the barrier to
   reducing redundancies and                 entry for customers by selling
   creating efficiencies.                    solutions in the way that
                                             customers want to buy them.
   RESULT   Operating costs have
   been reduced from US$22                   RESULT   Customer sign ups have
   million1 in the first quarter             increased 57 percent this
   of fiscal 2003 to less than               fiscal year (from 101 in the
   US$17 million1 in the fourth              first quarter to 159 in the
   quarter.                                  fourth quarter). Sign ups were
                                             driven evenly between business
                                             from new clients and existing
                                             customers.

(1) This is a non-GAAP financial measure. A reconciliation of the differences between this measure and the most directly comparable financial measure calculated and presented in accordance with US GAAP is provided on page 56 of this report.

(2) A sign up includes a new customer purchasing Descartes solutions for the first time or an existing customer (including a new division of an existing customer) purchasing additional products or services.


2  THE DESCARTES SYSTEMS GROUP INC.

                                                     The trusted leader
                                                        in logistics

                                                    Descartes at a Glance

--------------------------------------       -----------------------------------

3  LEADING THROUGH INNOVATION:               o  Total number of companies
   NEW PRODUCTS                                 connected to Descartes networks:
                                                over 6,000

     2              8                        o  Number of transactions in FY03:
                                                over 350 million
   Fiscal         Fiscal
    2002           2003                      o  Number of countries where
                                                companies using Descartes
                                                solutions operate: 68
   DECISION   Even though much of our
   attention was focused on lowering         o  Percentage of Fortune's "Global
   costs, Descartes has committed               200" companies that rely on the
   itself to growing the foundation of          use of Descartes solutions: 40
   its business-industry solutions.
   With a focus on expanding its role        o  Number of the top-100 less-than-
   as market leader in the logistics            truckload(LTL) carriers that use
   sector, we increased the rate at             Descartes solutions: 70
   which we bring innovative solutions
   to market.                                o  Number of the top-15 ocean
                                                carriers that use Descartes
   RESULT   Descartes quadrupled the            solutions: 11
   number of routing and scheduling
   and network-based applications            o  Number of the top-15 air
   brought to market-from two to                carriers that use Descartes
   eight-over fiscal year 2002.                 solutions: 9

                                             o  Number of the top-14 third party
                                                logistics (3PL) providers using
                                                Descartes solutions: 10


                                             THE DESCARTES SYSTEMS GROUP INC.  3

LETTER TO SHAREHOLDERS

    "Descartes is now positioned
     to leverage recent decisive actions
     to expand market share."

     In fiscal year 2003, as we managed the business together as co-CEOs, Descartes made tough decisions to compete in a difficult environment. Even though this was a period of uncertainty defined by a challenging business climate and declining global shipping volumes, over the year, we reduced annual costs in excess of US$20 million1 while attracting 495 new customer sign ups. Although the economic environment remains unpredictable, we believe that Descartes is now positioned to leverage our recent decisive actions to expand market share. We would like to take this opportunity to thank you-our shareholders-for your continued support.

     Our primary objective for the past year was to take steps to align operating expenses with revenues, while continuing to invest in products and maintain high levels of customer service. Back office operations for finance, customer support, R&D, and network infrastructure were consolidated and centralized, reducing redundancies and creating efficiencies across the organization. These initiatives have already had a direct impact on our cost structure: operating expenses in the fourth quarter of fiscal 2003 were down 30 percent(1) from their peak in the second quarter of fiscal 2002. Meanwhile, gross margins leaped from 53 percent at the beginning of the fiscal year to 72 percent in the fourth quarter.

     Through this process, Descartes made key decisions for the future. To increase sales and improve communications with existing and potential customers, we launched three regional sales centers covering the Americas, Europe, Middle East and Africa (EMEA), and Asia-Pacific, where a series of new sales offices were opened, including Munich, Germany; Shanghai, China; and Tokyo, Japan. New regional general managers were hired, and sales people were brought in to support the regions. Additionally, to better align pricing with the way our services are used, we removed up-front license fees for network-based solutions and completed the transition to a subscription-and-transaction fee model.

     As a result of these initiatives, customer sign ups grew each quarter and days-sales-outstanding, a key measure of customer satisfaction, were significantly reduced by the end of the year. Meanwhile, network revenues, which consist of subscription-andtransaction fees for our network-based services, were US$42 million, representing growth of 20 percent over the prior year. Network revenues represented 60 percent of total revenues, which were US$70.4 million.

     Key to Descartes' future is further penetration of geographic markets that Descartes has targeted for growth. While competitors have scaled back regional operations, Descartes continues to make deep inroads outside North America. In Asia, for example, in the fourth quarter, there was a high demand for our Ocean Automated Manifest Service (AMS), which allows oceanbearing ships to comply with new United States security regulations that require vessels to present a cargo



4  THE DESCARTES SYSTEMS GROUP INC.

   [PHOTO]                            [PHOTO]

Manuel Pietra                      Peter Schwartz

manifest 24 hours before docking. Of the significant number of new AMS customers signed in the fourth quarter, the large majority are Asian-based firms. Global reach remains one of the Company's most important competitive advantages: this past year, 24 percent of our revenues were generated in the EMEA region and seven percent in the Asia-Pacific region. We will continue to capitalize on markets outside of our home base in North America.

     To help further penetrate domestic and international markets, we continue to focus on expanding the range of our solutions and maintaining our market lead through innovation. This past fiscal year has seen Descartes release eight new product offerings, four times the number from the year before. One of Descartes' major initiatives is further developing Descartes' wireless service offerings. Customers have repeatedly shown demand for wireless products and services, but have insisted that implementation and maintenance of these solutions be made as simple as possible.

     Descartes closed the fiscal year with approximately US$174 million in cash and investments. In May 2003, we announced several initiatives to leverage that cash. These include offers to purchase a portion of Descartes' common shares and convertible debentures. We also announced that we would reduce expenses by further streamlining our global operations.

     In this economic environment, we will continue to manage and reduce costs in line with our business. With a strong balance sheet and a clear strategy for sales execution and product development, we look forward to maximizing value to shareholders and customers alike in the coming year.

Sincerely,


(SIGNED)
Peter Schwartz, Chairman of the Board



(SIGNED)
Manuel Pietra, CEO and President


(1) This is a non-GAAP financial measure. A reconciliation of the differences between this measure and the most directly comparable financial measure calculated and presented in accordance with US GAAP is provided on page 56 of this report.


                                             THE DESCARTES SYSTEMS GROUP INC.  5

INNOVATIONS






WHAT DESCARTES DOES

Every year, almost a full 10 percent(1) of the world's gross national product-that's $1 in $10 spent at any given time in any given place-is spent on logistics. Getting goods from point A to B, as they travel across the world, is becoming an increasingly complicated and expensive task.

     For two consecutive years, the ARC Advisory Group has chosen Descartes as the market leader in logistics.(2) And, for 20 years, companies have trusted Descartes to provide industry specific solutions that connect partners along a global supply chain. Our solutions get products and services to the right place at the right time for the right cost.

THE DIFFERENT DIMENSIONS OF DESCARTES' SOLUTIONS

THE FOUNDATION THROUGH LOGISTICS CONNECTIVITY

     To improve logistics connectivity and connect trading partners through value-added networks, Descartes has tailored three solutions for different logistics communities:
     1.   DSG-Tradevision(TM) (for air carriers and freight forwarders)
     2.   DSG-TranSettlements(TM)(for road carriers)
     3. The Global Logistics Services Network(TM)(GLSN)(for manufacturers, distributors and retailers)

NETWORK-BASED APPLICATIONS TO DRIVE BETTER DECISIONS FOR LOGISTICS

     Building on the communication from multiple parties in logistics connectivity, Descartes has delivered networkbased applications for specific industry needs:
     1. Contract Management: This solution enables both ocean carriers and manufacturing companies to manage complex rate systems and improve costs for shipping ocean containers.
     2. Global Visibility: Descartes' visibility solutions enable companies to see and track the line-level status of shipments and shipper performance across multiple parties.
     3. Transportation Management: This solution drives operational improvements on tendering loads to third party carriers. This includes the consolidation of shipments, and planning/negotiating the best and cheapest route for shipment delivery across multiple carriers.

LOGISTICS SOFTWARE FOR OPTIMAL PERFORMANCE

     80 percent(3) of logistics costs are in the last mile. Descartes routing and scheduling solutions sequence and improve costs for these critical deliveries. Powered by digital maps and wireless devices, these routing and scheduling solutions help customer service representatives, dispatchers and drivers to work together for improved customer service.

1 The Council of Logistics Management (CLM), 2002 annual report on logistics
2 ARC Advisory Group, an industry analyst firm based in Boston, MA, is a leading provider of supply chain management information
3 AMR Research, April 2002





6  THE DESCARTES SYSTEMS GROUP INC.

                     [GRAPHICS OF AIRPLANE, SHIP AND TRUCK]






























                                             7  THE DESCARTES SYSTEMS GROUP INC.

                           [GRAPHIC OF SHOPPING CART]


























                                To differentiate themselves, retail firms are increasingly improving their logistics processes


8  THE DESCARTES SYSTEMS GROUP INC.

                                                                    Retail
                                                                    ------------
                                                                    Best Buy
                                                                    CVS/pharmacy
                                                                    John Lewis
                                                                    Ocado
                                                                    PublixDirect












    "In the past, customers only had two delivery options, a.m. or p.m. I like to compare our new home delivery service to using a taxi rather than a bus,"

                       says Adrian Shields, distribution manager for John Lewis.










               MARKET OPPORTUNITY: To differentiate themselves, retail firms are increasingly improving their logistics processes, allowing them to optimize promotions and in-stock supply, minimize inventories and ensure a wide assortment of products.

               DESCARTES' SOLUTIONS: Descartes helps retailers better manage the movement of goods arriving from manufacturers and distributors and those going out to customers through home delivery. Our solutions reduce the risks that necessitate "safety stock," while ensuring that store shelves are full of in-demand products that, when shipped, will arrive in customers' hands promptly and efficiently.

               DESCARTES DELIVERS: Handling more than 10,000 deliveries per week, John Lewis, the U.K.'s leading department store operator, wanted to give its customers more flexible home delivery options. With Descartes solutions and expertise, the firm was able to double its delivery-time options without purchasing an extra truck. At the same time, it nearly eliminated the need for overtime hours from its delivery personnel.










                                             THE DESCARTES SYSTEMS GROUP INC.  9

                                                Transportation Service Providers
                                                --------------------------------
                                                British Airways World Cargo
                                                FedEx Express AGFS
                                                Hanjin Shipping
                                                Mitsui USA
                                                Old Dominion Freight Line












   "Technology at Old Dominion has a direct impact on both customer satisfaction and the bottom line. Based on the analysis of our operation, the return [on investment] will be in months, not years,"

            says David Congdon, president and COO for Old Dominion Freight Line.










               MARKET OPPORTUNITY: Operating in an asset-intensive industry with high capital costs, transportation service providers are becoming ever more squeezed to lower costs while elevating levels of reliability and customer service. Key to the success of these firms is instant, real-time logistical information that allows them the flexibility to streamline operations and capitalize on opportunities.

               DESCARTES' SOLUTIONS: Descartes is the leading provider of logistics products and services to meet the broad demands of the disparate community of transportation service providers. Whether it is ocean carriers, air carriers, truckload providers, less-than-truckload providers, third party logistics providers or freight forwarders, Descartes has the solutions to deliver results.

               DESCARTES DELIVERS: To cost-effectively manage shipments while extending real-time delivery status updates to customers, Old Dominion Freight Line, one of the largest less-than-truckload transportation service providers in the United States, turned to Descartes to create a web-based routing, scheduling and dispatch system. By integrating Descartes' system with its in-house wireless solution, the company will be able to capture and update pick-up and delivery schedules for customers and deliver that information over the web. Old Dominion Freight Line expects a 10 percent efficiency gain resulting from the better planning of routes and the optimized use of trucks and drivers.





10  THE DESCARTES SYSTEMS GROUP INC.

                [GRAPHIC OF CRATES STACKED ON TOP OF ONE ANOTHER]


























                                           Transportation service providers need
                                           real-time logistical information to
                                           streamline operations and capitalize
                                           on opportunities





                                             THE DESCARTES SYSTEMS GROUP INC. 11

                       [GRAPHIC OF GENERAL CONSUMER GOODS]


























                                             Consumer goods manufacturers face
                                             numerous challenges in managing the
                                             logistics of incoming and outgoing
                                             inventories





12  THE DESCARTES SYSTEMS GROUP INC.

                                                 Consumer Products
                                                 -------------------------------
                                                 Blue Rhino
                                                 Coca Cola Sabco
                                                 Gate City Beverage Distributors
                                                 Interbrew Belgium
                                                 Watsons Water












     "Descartes' routing solutions help us to meet delivery commitments while also giving us the flexibility to respond to surges in customer demand,"

               says G. de Wolf, external relations manager, Interbrew Belgium.










               MARKET OPPORTUNITY: Consumer goods manufacturers face numerous challenges in managing the logistics of incoming and outgoing inventories. Producers of food and beverages are responsible for directly delivering their perishable products on time and for the lowest cost. Manufacturers of apparel, textiles and footwear, in contrast, need to coordinate deliveries from offshore sewing manufacturers to meet inventory demands in a quickly changing consumer market.

               DESCARTES' SOLUTIONS: Descartes helps companies to better plan delivery routes, track and verify goods in transit and better communicate with customers and suppliers alike.

               DESCARTES DELIVERS: At peak periods, Interbrew Belgium, a division of the world's third largest beer brewer, uses 55 trucks to deliver upwards of 800 barrels and cases of beer a day to 1,300 bars, restaurants and retailers across Brussels, Belgium. While each delivery outlet is pre-assigned a weekly delivery day, seasonal demand fluctuations force the company to constantly update routes and schedules. Each day, drivers download Descartes-generated work orders into their handheld devices to plan routes for their assigned delivery sector. By providing drivers with clear delivery instructions, they can spend more time focusing on what's important to Interbrew-orders delivered in full and on-time to satisfied customers.




                                             THE DESCARTES SYSTEMS GROUP INC. 13

                                                 High-technology and Electronics
                                                 -------------------------------
                                                 Ericsson
                                                 KPN Telecom
                                                 WACKER SILTRONIC












     "Descartes' expertise has allowed us to transform difficult business processes into simplified, cost-effective, customer-friendly transactions,"

               says Roxanne Dulas, vice president applications engineering international for WACKER SILTRONIC.










               MARKET OPPORTUNITY: Controlling and managing the supply chain is a perilous process for high-technology and electronics companies. With most components manufacturing outsourced to various partners across the globe, these firms must ensure just-in-time delivery for inventories with short life cycles vulnerable to rapidly changing consumer demands.

               DESCARTES' SOLUTIONS: Descartes helps companies synchronize and streamline information-including in-transit inventory status, and financial settlement documents-into standardized and easily processed formats. This allows visibility and performance measurement across disparate trading partners and through the length of the supply chain.

               DESCARTES DELIVERS: WACKER SILTRONIC, a leading silicon producer serving semiconductor manufacturers around the world, required a global technology provider who could reduce cycle times for invoices and purchase orders. Today, WACKER SILTRONIC capitalizes on Descartes' Global Logistics Services Network to electronically share critical, timesensitive documents with customers and suppliers. As a result, WACKER SILTRONIC has dramatically improved the time required to implement new transactions-from 6 to 8 weeks to 3 to 4 days-while driving down costs.






14  THE DESCARTES SYSTEMS GROUP INC.

                        [GRAPHIC OF COMPUTER MOTHERBOARD]









                                          High-technology manufacturers must
                                          ensure just-in-time delivery for short
                                          life cycles








                                             THE DESCARTES SYSTEMS GROUP INC. 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

The following discussion and analysis should be read in conjunction with the consolidated financial statements of The Descartes Systems Group Inc. ("Descartes" or the "Company") for the fiscal year ended January 31, 2003, appearing elsewhere in this Annual Report. The Company prepares and files its consolidated financial statements and management's discussion and analysis of financial condition and results of operations ("MD&A") in United States ("US") dollars and in accordance with US generally accepted accounting principles ("US GAAP"). The Company also prepares and files its consolidated financial statements and MD&A in accordance with Canadian generally accepted accounting principles, in US dollars, which are mailed to all Canadian shareholders and are made available to US shareholders. All dollar amounts are in US currency, unless otherwise indicated.

Certain statements made in the MD&A, including statements relating to the Company's expectations concerning future revenues and earnings, market opportunity and the sufficiency of capital to meet working capital and capital expenditure requirements, constitute forward-looking statements. When used in this document, the words "believes," "plans," "expects," "anticipates," "intends," "continues," "may," "will," "could," "should" and similar expressions, or the negative of such terms, are intended to identify forwardlooking statements. These forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. Factors that may cause such differences include, but are not limited to, the factors discussed under the heading "Risk Factors" appearing elsewhere in this Annual Report. If any of such risks actually occur, they could materially adversely affect the Company's business, financial condition or results of operations. In that case, the trading price of the Company's common shares could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Descartes does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

OVERVIEW

Descartes develops, markets, implements and supports software and network-based solutions for logistics management. Descartes has significant experience in providing integrated software applications and network services to manage the end-to-end supply chain. The Company's history of serving industries with short order-to-fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of enterprises seeking to increase the efficiency and speed and reduce the costs of their logistics operations.

The logistics supply chain is made up of manufacturers, distributors, retailers and transportation service providers. Descartes' technologies enable each of these parties, across industries and modes, to better manage the movement of goods and related information.

For manufacturers, distributors and retailers, Descartes offers the Global Logistics Services Network(TM) ("GLSN")-a network that connects companies with their trading partners, letting them share real-time information about orders, inventory and supply chain events. Across various modes of transportation, Descartes' GLSN securely registers and connects participants, while accommodating multiple communication and data standards.

For transportation service providers, Descartes operates Value-Added Networks for air messaging and road and land messaging.

Descartes has four application suites: (i) Global Visibility and Inventory Control, (ii) Transportation Management, (iii) Routing and Scheduling, and (iv) Ocean Contract Management. Used in concert or independently, they offer ways for businesses to cut operational costs and improve customer service.

Collectively, these application suites allow users to monitor movement of goods with user-enabled status and event notifications; manage carrier and rate combinations for all shipments across applicable modes of transportation; efficiently route private or dedicated fleets and schedule delivery times; and manage complex ocean carrier rates and service contracts.

16 THE DESCARTES SYSTEMS GROUP INC.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, the results of operations of the Company in millions of US dollars (except per share and weighted average share amounts):

                                                    Year Ended   January 31, January 31, January 31,
----------------------------------------------------------------------------------------------------
                                                                        2003        2002        2001
                                                                      ------------------------------
Revenues                                                                70.4        79.5        66.6
Cost of sales                                                          (26.6)      (27.7)      (22.2)
----------------------------------------------------------------------------------------------------
Gross margin                                                            43.8        51.8        44.4
Operating expenses                                                     (58.1)      (65.6)      (47.8)
----------------------------------------------------------------------------------------------------
Net margin                                                             (14.3)      (13.8)       (3.4)
Acquisition-related expenses                                          (114.8)      (46.9)      (33.2)
Restructuring cost                                                     (11.7)       (4.0)         -
----------------------------------------------------------------------------------------------------
Loss from operations                                                  (140.8)      (64.7)      (36.6)
Investment income net of interest expense                                1.9         5.7         5.3
----------------------------------------------------------------------------------------------------
Loss before income taxes, minority interest and extraordinary item    (138.9)      (59.0)      (31.3)
Income taxes                                                             0.4        (0.1)       (0.3)
----------------------------------------------------------------------------------------------------
Loss before minority interest and extraordinary item                  (138.5)      (59.1)      (31.6)
Minority interest                                                        0.4          -           -
----------------------------------------------------------------------------------------------------
Loss before extraordinary item                                        (138.1)      (59.1)      (31.6)
Extraordinary item                                                      (0.1)        0.4          -
====================================================================================================
Loss                                                                  (138.2)      (58.7)      (31.6)
====================================================================================================
Loss per share before extraordinary item                               (2.64)      (1.16)      (0.72)
====================================================================================================
Loss per share after extraordinary item                                (2.65)      (1.15)      (0.72)
====================================================================================================
Weighted average shares outstanding (millions)                          52.2        50.9        44.2
====================================================================================================

For the year ended January 31, 2003, the Company recorded a loss of $138.2 million, or $2.65 per share, compared with losses of $58.7 million ($1.15 per share) and $31.6 million (72 cents per share) recorded in fiscal years 2002 and 2001, respectively. In comparison with prior fiscal years, the current year's losses reflect $104.7 million of impairment provisions recorded for goodwill and other intangible assets in accordance with the new business combinations standards. These were partially offset by the cessation of goodwill amortization effective February 1, 2002, also under the new business combinations standards. The goodwill amortization in fiscal years 2002 and 2001 amounted to $24.5 million and $11.3 million, respectively.

In order to provide an operational comparison of the results for the past three fiscal years, the following table excludes from the Company's US GAAPbased earnings (loss) the effect of acquisition-related expenses (amortization and write-off of goodwill, acquired intangibles, purchased in-process research and development costs and long-term investments) and other one-time and non-recurring charges (in millions of US dollars except per share and weighted average share amounts):

                                             THE DESCARTES SYSTEMS GROUP INC. 17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted Earnings (loss)

                                                    Year Ended   January 31, January 31, January 31,
----------------------------------------------------------------------------------------------------
                                                                        2003        2002        2001
                                                                 -----------------------------------
LOSS AS REPORTED UNDER US GAAP                                        (138.2)      (58.7)      (31.6)
Adjustments:
Amortization of goodwill (1)                                              -         24.5        11.3
Amortization of intangible assets (1)                                   10.1         8.1         2.9
Impairment of goodwill (1)                                              86.7          -           -
Impairment of intangible assets (1)                                     18.0          -           -
Write-down of long-term investments (1)                                   -          9.8          -
Purchased in-process research and development (1)                         -          4.5        19.0
Amortization of deferred compensation (1)                                0.4         1.0         0.2
Restructuring cost (2)                                                  11.7         4.0          -
Special reserve for doubtful accounts (2)                                2.9         3.5          -
Loss (gain) on purchase of convertible debentures (2)                    0.1        (0.4)         -
Arbitration award and related costs (2) (3)                              2.0          -           -
----------------------------------------------------------------------------------------------------
EARNINGS (LOSS) AS ADJUSTED (4)                                         (6.3)       (3.7)        1.8
====================================================================================================
EARNINGS (LOSS) PER SHARE AS ADJUSTED
  Basic and diluted                                                    (0.12)      (0.07)       0.04
====================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic (millions)                                                      52.2        50.9        44.2
  Diluted (millions)                                                    52.2        50.9        46.3
====================================================================================================

Notes:

(1) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent acquisition-related charges which vary substantially from year to year due to the Company's acquisition activities as well as its impairment assessments.

(2) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent one-time and non-recurring charges.

(3) The US GAAP loss includes a one-time arbitration award of $1.2 million payable by the Company. A provision of $2.0 million has been included in general and administrative expenses as an estimate of the total potential amount payable relating to this matter inclusive of legal costs.

(4) Adjusted earnings (loss) do not have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.

The adjusted results for fiscal 2003 reflect a loss of $6.3 million, or 12 cents per share, compared with an adjusted loss of $3.7 million, or 7 cents per share, in fiscal 2002. The increase in adjusted losses resulted mainly from lower income generated from the Company's marketable securities due to declining yields as well as lower investment balances. A decline in the dollar amount of gross margins from fiscal 2002, primarily due to lower revenue levels, was essentially offset by a reduction in fiscal 2003 operating expenses over fiscal 2002. Fiscal 2002 saw earnings decline from fiscal 2001 due to an erosion in the revenue growth rates resulting from the adverse global economic conditions without a similar decline in fiscal 2002 operating expenses over fiscal 2001.

CRITICAL ACCOUNTING POLICIES

USE OF ESTIMATES. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations taken as a whole, the actual results, when known, will vary from these estimates.

REVENUE RECOGNITION. Descartes recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and the US Securities Exchange Commission's Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101").

Descartes' revenues are generated principally from (i) ongoing network usage fees in the form of transactional and monthly subscription fees, (ii) software licenses that grant customers the right to use the Company's software products,
(iii) professional services revenues from a variety of services related to the implementation, training in use and support of the Company's software, including project management, consulting and other services, and (iv) maintenance and other revenues, which include revenues associated with annual software maintenance and support services.

Network-related revenues generally consist of fees arising from customers processing transactions through the Company's GLSN and are recognized as the transactions occur.

In accordance with SOP 97-2, as amended, revenues derived from multiple element software sale arrangements are recognized in earnings based on the relative fair values of the individual elements. Software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed or determinable and no significant production, modification or customization of the software is required and collection is considered probable by management. If these revenue recognition criteria are not satisfied, amounts received from customers are classified as deferred revenue on the balance sheet until such time as the revenue recognition criteria are met.

18 THE DESCARTES SYSTEMS GROUP INC.

Service revenues are primarily derived from fees for consulting, implementation and training services related to the Company's logistics solutions and are recognized as the services are performed.

Maintenance revenues are normally billed in advance and recorded as deferred revenues. Deferred revenue resulting from maintenance contracts is amortized to earnings ratably over the term of the maintenance period.

GOODWILL AND INTANGIBLE ASSETS. Descartes accounts for goodwill in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets," which it adopted effective February 1, 2002. SFAS 142, among other things, requires that goodwill no longer be amortized but instead be tested for impairment at least annually. The Company has designated February 1 as the date for its annual impairment test. Upon adoption of this accounting standard, the Company was required to perform a transitional impairment test of the carrying value of goodwill as at February 1, 2002. Using the valuation methodology selected by the Company, which is based on the market capitalization of Descartes' outstanding common shares as well as discounted cash flow techniques, the transitional impairment test indicated that the carrying value of goodwill was not impaired. However, the application of this enterprise-wide valuation methodology as at February 1, 2003 resulted in a significant goodwill impairment being recorded in the results of operations for fiscal year 2003.

Should the fair value of the Company's net assets be less than the carrying value of its net assets at future annual impairment test dates, the Company may have to recognize additional goodwill impairment losses in its future results of operations. Reference should be made to the discussion provided under the caption "Volatility of Share Prices" appearing in the Risk Factors section of this report.

Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally five years. The Company reviews the carrying value of these assets at least annually for evidence of impairment. In accordance with SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," an impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the present value of the expected future cash flows. In conjunction with the annual goodwill impairment test as at February 1, 2003, the Company engaged the services of an independent consulting firm to perform a fair valuation of the recorded and unrecorded intangible assets of the Company as at January 31, 2003. The valuation resulted in a significant impairment charge being recorded in the results of operations for the year ended January 31, 2003. Future fair value assessments of intangible assets may require additional impairment charges to be recorded in the results of operations for future periods.

RESEARCH AND DEVELOPMENT COSTS. The Company incurs costs related to research and development of its software. To date, the Company has not capitalized any development costs under SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company has defined the attainment of technological feasibility as completion of a working model. The costs incurred between the time of establishment of a working model and the time when products are marketed are insignificant. Consequently, costs that are eligible for capitalization are expensed in the period incurred.

REVENUES

The following table provides an analysis of revenues (in millions of US dollars and as a proportion of total revenues) generated over the three-year period ended January 31, 2003 and the percentage change in revenues year over year:

         Year Ended         January 31,                    January 31,                    January 31,
-----------------------------------------------------------------------------------------------------
                                   2003      Change               2002       Change              2001
                            -------------------------------------------------------------------------
License and network                59.3         (12%)             67.2           29%             52.2
Percentage of revenues               84%                            85%                            79%
-----------------------------------------------------------------------------------------------------
Service and maintenance            11.1         (10%)             12.3          (14%)            14.2
Percentage of revenues               16%                            15%                            21%
-----------------------------------------------------------------------------------------------------
Hardware                              -           -                  -         (100%)             0.2
Percentage of revenues                -                              -                              -
-----------------------------------------------------------------------------------------------------
Total revenues                     70.4         (11%)             79.5           19%             66.6
=====================================================================================================

Total revenues of $70.4 million decreased by $9.1 million, or 11%, from $79.5 million generated last year and increased by $3.8 million, or 6%, from $66.6 million recorded in fiscal 2001. International revenues, which are primarily generated from customers in Europe, Middle East and Africa (EMEA) and Asia-Pacific, amounted to $22.2 million in fiscal 2003 compared with $24.2 million and $21.1 million in fiscals 2002 and 2001, respectively. Revenues from international customers as a percentage of total revenues have remained fairly stable at about 30% over the three-year period.

LICENSE AND NETWORK. License and network revenues fell by 12% to $59.3 million in the year ended January 31, 2003, from $67.2 million in the year ended January 31, 2002. As a percentage of total revenue, license and network revenues remained relatively flat at 84% of total revenues compared to 85% in the year ended January 31, 2002. This compares to 79% in fiscal 2001. The dollar decrease in license and network revenue between fiscal years 2003 and 2002 was primarily due to lower license revenues resulting from a change in the Company's pricing model whereby up-front license fees on certain applications were

                                             THE DESCARTES SYSTEMS GROUP INC. 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

replaced by subscription fees, as well as the softness in the overall economic conditions, particularly surrounding technology spending. The dollar increase in license and network revenue between fiscal years 2002 and 2001 was primarily due to continued demand for the Company's products, an increase in the customer base, increased network usage from the Company's customers, and expansion of product offerings through acquisitions and internal development. Partially offsetting these factors, however, was a significant decline in overall economic activity during the final three quarters of fiscal 2002, which negatively impacted the Company's license revenues during that period. In fiscal 2003, revenue from network usage represented approximately 71% of license and network revenues compared with approximately 52% in 2002 and 40% in 2001. This increase is directly attributable to a continued shift in the Company's business model towards recurring network-based transactional fees, including through the following acquisitions: TranSettlements, Inc. in June 2001; the transportation services vertical of BCE Emergis Inc. in December 2000; E-Transport Incorporated in February 2000; and the acquisition of a majority interest in Tradevision AB in December 2001. Each of these acquisitions predominantly generates network-based revenues.

SERVICE AND MAINTENANCE. Service and maintenance revenues declined to $11.1 million, representing 16% of total revenues, from $12.3 million, or 15% of total revenues, in fiscal 2002 and $14.2 million, or 21% of total revenues, in fiscal year 2001. This decrease is due to a continued movement towards a network-based business model that is less service-intensive compared with a primarily software sale-based model which requires more installation and maintenance services. The overall slowdown in economic activity during fiscal year 2003 and the final three quarters of fiscal 2002 also had a contributing role in the decline of service and maintenance revenues year over year.

HARDWARE. The Company did not generate revenue from sales of third party hardware in either fiscal 2003 or fiscal 2002-a decline from the nominal amount ($0.2 million) of these revenues in fiscal 2001. The decline is primarily due to the increased number of sales that do not require accompanying hardware, an increase in customers who source their own hardware and the spin-off of the Company's legacy direct store delivery operations to DSD Solutions, Inc. in fiscal 2001.

COST OF SALES

The following table provides an analysis of cost of sales (in millions of US dollars) and the related gross margins:

                                                    Year Ended   January 31, January 31, January 31,
----------------------------------------------------------------------------------------------------
                                                                        2003        2002        2001
                                                                 -----------------------------------
License and network (1)
  Revenues                                                              59.3        67.2        52.4
  Cost of sales                                                        (16.6)      (16.2)      (10.3)
  Gross margin                                                          42.7        51.0        42.1
  Percentage of revenues                                                  72%         76%         80%
----------------------------------------------------------------------------------------------------
Service and maintenance
  Revenues                                                              11.1        12.3        14.2
  Cost of sales                                                        (10.0)      (11.5)      (11.9)
  Gross margin                                                           1.1         0.8         2.3
  Percentage of revenues                                                   9%          7%         16%
----------------------------------------------------------------------------------------------------
Total
  Revenues                                                              70.4        79.5        66.6
  Cost of sales                                                        (26.6)      (27.7)      (22.2)
  Gross margin                                                          43.8        51.8        44.4
  Percentage of revenues                                                  62%         65%         67%
====================================================================================================

Notes:

(1) Figures for fiscal 2001 license and network also include a nominal amount ($0.2) of revenue from third party hardware sales and the corresponding nominal hardware cost.

The Company's gross margin in the three-year period has declined from 67% in fiscal 2001 to 62% in fiscal 2003 due to the shift in the Company's business model from higher-margin license revenues to lower-margin network-based revenues.

COST OF LICENSE AND NETWORK SALES. Cost of license and network sales consists of internal costs as well as the costs related to sales of third party software such as license fees and royalties. Cost of license and network sales as a percentage of related revenues during the three-year period increased to 28% in fiscal 2003 from 24% in fiscal 2002 and 20% in fiscal 2001. The increase is due mainly to the Company's strategic transition to a network-based revenue model and pricing, which has lower margins than an up-front license fee model. The change in dollar amounts from fiscal 2001 reflects the increased investment in network infrastructure as well as incremental network costs from acquisitions made in the past two fiscal years offset partially by the savings achieved from the Company's restructuring initiatives.

COST OF SERVICE AND MAINTENANCE SALES. Cost of service and maintenance sales consists primarily of salaries and other personnel-related expenses incurred in providing professional service and maintenance work, including consulting and customer support. The service and maintenance margins have decreased from fiscal 2001 due to the Company's ongoing investment in customer installation services and training of network partners with the objective of creating more network traffic. This strategy has resulted in increased network revenues. The improvement in margins between fiscal years 2003 and 2002 was primarily a result of cost savings that resulted both from moving profit and loss responsibilities to the geographic sales regions as well as from the restructuring initiatives.

20 THE DESCARTES SYSTEMS GROUP INC.

OPERATING EXPENSES

The following table provides an analysis of the Company's operating expenses (in millions of US dollars and as a proportion of total revenues) over the three years ended January 31, 2003 and the percentage change in expenses year over year:

         Year Ended         January 31,                    January 31,                    January 31,
-----------------------------------------------------------------------------------------------------
                                   2003      Change               2002       Change              2001
                            -------------------------------------------------------------------------
Total revenues                     70.4         (11%)             79.5           19%             66.6
-----------------------------------------------------------------------------------------------------
Sales and marketing                30.0           2%              29.5           28%             23.0
Percentage of revenues               42%                            37%                            35%
-----------------------------------------------------------------------------------------------------
Research and development           15.2         (40%)             25.4           57%             16.2
Percentage of revenues               22%                            32%                            24%
-----------------------------------------------------------------------------------------------------
General and administrative         12.9          21%              10.7           24%              8.6
Percentage of revenues               18%                            13%                            13%
-----------------------------------------------------------------------------------------------------
Total operating expenses           58.1         (11%)             65.6           37%             47.8
Percentage of revenues               82%                            82%                            72%
=====================================================================================================

Total operating expenses in fiscal 2003 amounted to $58.1 million compared with $65.6 million and $47.8 million incurred in fiscals 2002 and 2001, respectively. As a percentage of revenues, operating expenses remained flat at 82% between fiscal years 2003 and 2002. This compares to 72% in fiscal 2001. Operating expenses for the current fiscal year included an arbitration award against the Company of $1.2 million. A provision of $2.0 million has been included in operating expenses as an estimate of the total potential amount payable relating to this matter, inclusive of legal costs. Operating expenses for fiscal years 2003 and 2002 also include special bad debt charges of $2.9 million and $3.5 million, respectively. Excluding the arbitration award and these bad debt charges, operating expenses as a percentage of revenues for fiscal years 2003 and 2002 would have been 76% and 78%, respectively, compared with 72% in fiscal 2001. In order to lower the overall operating expenses, the Company commenced restructuring plans in August 2001, June 2002 and May 2003 to align its cost structure with its network revenue model and to streamline its corporate operations.

SALES AND MARKETING. Sales and marketing expenses include salaries, commissions and other personnel-related costs, bad debt expenses, travel expenses, advertising programs and services and other promotional activities associated with selling and marketing the Company's products and services. As a percentage of total revenues, sales and marketing expense increased to 42% in fiscal 2003, compared with 37% in fiscal 2002 and 35% in fiscal 2001. A special reserve for doubtful accounts was recorded in both the second quarter of this year and the second quarter of last year in the amounts of $2.9 million and $3.5 million, respectively. Excluding this charge, sales and marketing expense as a percentage of total revenues for fiscal 2003 was 38% as compared to 33% in the prior year. This percentage increase was a result of lower revenues due to the full transition of the Company's pricing model to a recurring revenue-based business model for its network applications.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other personnel-related costs of technical and engineering personnel associated with the Company's research and product development activities. These costs are accounted for in accordance with the provisions of SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company considers that technological feasibility has been established once a working model of a product has been produced and tested. To date, development costs incurred between the completion of a working model and the point where the product is released have been insignificant; thus, all research and development costs have been charged to the consolidated statements of operations in the period in which they were incurred.

Research and development costs in fiscal 2003 as a percentage of revenues and in absolute dollars declined from fiscal 2002 and 2001 due to the implementation of the August 2001 and June 2002 restructuring plans.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other personnel-related costs of administrative personnel, as well as professional fees and other administrative expenses. General and administrative expenses for the current fiscal year include an arbitration award of $1.2 million payable by the Company. A provision of $2.0 million has been included in general and administrative expenses as an estimate of the total potential amount payable relating to this matter inclusive of legal costs. Excluding the impact of these costs, general and administrative expense as a percentage of revenues increased marginally to 15% compared with 13% in both fiscal years 2002 and 2001. This increase is reflective of the reallocation of certain costs under the new organizational alignment and of lower revenues.

ACQUISITION-RELATED EXPENSES

Acquisition-related expenses amounted to $114.8 million in fiscal 2003 compared with $46.9 million in fiscal 2002 and $33.2 million in fiscal 2001. These expenses comprise the amortization and write-off of goodwill and intangible assets acquired on business combinations, the write-off of purchased in-process research and development costs in accordance with US GAAP and the write-down of long-term investments. The level of these costs from year to year is dependent on the Company's acquisition and investment activities during a year as well as the results of its asset impairment tests. The increase in fiscal 2003 was mainly attributable to the impairment provisions recorded for the Company's goodwill and intangible assets.

                                             THE DESCARTES SYSTEMS GROUP INC. 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

AMORTIZATION OF GOODWILL. Effective February 1, 2002, the Company adopted the requirements of SFAS 142, "Goodwill and Other Intangible Assets," thereby ceasing the amortization of all goodwill acquired in all business combinations. SFAS 142 replaces the amortization of goodwill with an annual impairment test as well as a transition test for impairment at the date of the adoption of the new standard. Goodwill amortization during fiscal 2002 amounted to $24.5 million compared with $11.3 million in fiscal 2001. The increase was mainly attributable to the acquisitions of E-Transport, with goodwill of $50 million, in February 2000; TraffiCop, Inc., with goodwill of $16 million, in November 2000; the transportation services-related assets of BCE Emergis, with goodwill of $40 million, in December 2000; and TranSettlements, with goodwill of $11 million, in June 2001. Under the transitional requirements of SFAS 142, goodwill associated with acquisitions completed after June 30, 2001 was not amortized. The affected acquisitions were Centricity, Inc., with related goodwill of $11 million, acquired in July 2001 and a majority ownership in Tradevision, acquired in December 2001, with related goodwill of $3 million.

AMORTIZATION OF INTANGIBLES ASSETS. Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names associated with the acquisitions completed by the Company to date. Generally, these assets are amortized on a straight-line basis over a five-year period. For the year ended January 31, 2003, the amortization of intangible assets amounted to $10.1 million compared with $8.1 million recorded in fiscal 2002 and $2.9 million in fiscal 2001. The increase was mainly attributable to the acquisitions of E-Transport, with intangible assets of $13 million, in February 2000; the transportation services-related assets of BCE Emergis, with intangible assets of $9 million, in December 2000; certain assets of NeoModal.com, L.L.C., with intangible assets of $4 million, in May 2001; TranSettlements, with intangible assets of $13 million, in June 2001; Centricity, with intangible assets of $9 million, in July 2001; and Tradevision, with intangible assets of $3 million, in December 2001 and October 2002.

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS. In fiscal year 2003, the Company recorded impairment provisions of $86.7 million against the carrying value of its goodwill and $18.0 million against the carrying value of its intangible assets.

In adopting SFAS 142, the Company conducted the required transitional impairment test, using a valuation approach based on market capitalization as of February 1, 2002, and concluded that no impairment of the goodwill had occurred. The Company also reviewed the other intangible assets acquired, concluding that no change needed to be made to the previously estimated useful lives of those items. These reviews were conducted with the assistance of independent valuation consultants. Furthermore, the Company designated February 1 as the date for its annual impairment test and, as such, no impairment was required to be recorded on February 1, 2002. Furthermore, under SFAS 141, "Business Combinations," the Company reclassified to goodwill the carrying value of its previously identified assembled workforces. As a result of this reclassification, the recorded goodwill as at February 1, 2002 increased by $3.9 million.

In accordance with the requirements of SFAS 142 and given that the Company operates as one reporting unit, the Company conducted its annual goodwill impairment test as of February 1, 2003 using a valuation approach based on market capitalization. Due to the decline in the Company's share price, the valuation indicated a goodwill impairment amount of $86.7 million, which was recorded in the results of operations for the year ended January 31, 2003. In conjunction with the annual goodwill impairment test and in accordance with SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company engaged the services of an independent consulting firm to perform a valuation of the recorded and unrecorded intangible assets of the Company as at January 31, 2003. The valuation indicated an impairment of the Company's recorded intangible assets of $18.0 million (Customer Agreements and Relationships-$7.9 million; Existing Technology-$6.9 million; Trade Names-$3.2 million), which was recorded in the results of operations for the year ended January 31, 2003.

WRITE-DOWN OF LONG-TERM INVESTMENT. The Company did not write down any of its long-term investments in fiscal 2003. During fiscal 2002, management conducted a review of the carrying value of the long-term investments acquired in fiscal 2001. As a result, management recorded a provision of $9.8 million against the carrying values of certain long-term investments for impairments considered to be other than temporary. The impairment resulted from the general market conditions for the technology industry and delays in achieving expected cash flow targets by certain of these investees.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In accordance with US GAAP, portions of the purchase price of acquired entities allocated to in-process research and development ("IPR&D") assets are expensed at the time of acquisition. In the second quarter of fiscal 2002, the Company engaged the services of an independent consultant to perform an appraisal of the acquired intangible assets of Centricity. The acquired IPR&D costs of Centricity reflected values assigned to technology, which had not reached a feasible stage as of the acquisition date and, other than its intended use, had no alternative future use. Accordingly, the Company recorded a charge of $4.5 million in fiscal 2002. The value allocated to IPR&D reflected the present value of the projected revenues likely to be generated upon completion of the projects and the beginnings of commercial sale, the related operating expenses and the cost to complete the project. A discount factor of 20% was applied, which reflected the time value of invested capital as well as the related technological and market risks.

In the fiscal year ended January 31, 2001, the Company recorded a special charge of $19.0 million representing the value allocated to IPR&D costs associated with the acquisition of E-Transport. The purchased in-process technology included various embedded enhancement and development projects related to rate and shipment information management for moving cargo. At the date of acquisition, the projects had not reached technological feasibility and therefore the successful development of such projects was uncertain. Significant assumptions used to determine the value of in-process technology included: (i) a forecast of net cash flows that were expected to result from the development effort, (ii) an estimate that the projects were approximately 50% to 75% complete, and (iii) a discount rate of approximately 20%.

22 THE DESCARTES SYSTEMS GROUP INC.

In order for the Company to realize the benefits of its acquisitions, acquired assets and technologies must be integrated quickly into its global logistics solutions, as enhancements of existing technology or as part of a larger platform. It is the Company's normal practice to begin the integration of acquired technologies following the closing of a transaction. As such, the Company does not specifically track revenues generated from completed IPR&D projects of acquired businesses subsequent to the closing and integration of such acquired businesses.

RESTRUCTURING

On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower the overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities.

The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The Company recorded a workforce reduction charge of $2.1 million related to severance and other payroll benefits, of which $2.0 million has been paid as of January 31, 2003.

The Company also recorded a restructuring charge of $1.9 million relating to the consolidation of excess office facilities and equipment. The closure or consolidation of office facilities comprised lease termination and non-cancellable lease costs as well as the write-off of redundant assets.

The Company has substantially completed its August 2001 restructuring plan. The activities of the restructuring plan are summarized as follows (in millions of US dollars):

                                                                                                                        Remaining
                                                Initial         Subsequent                                        Provision as at
                                          Restructuring         Cumulative                    Cumulative Drawdowns    January 31,
August 2, 2001 Announcement                   Provision      Net Revisions         Total      Cash         Non-Cash          2003
---------------------------------------------------------------------------------------------------------------------------------
Workforce reduction                                2.1                  -           2.1         (2.0)         -              0.1
Consolidation of excess facilities and equipment   1.9               (0.1)          1.8         (1.7)      (0.1)               -
---------------------------------------------------------------------------------------------------------------------------------
                                                   4.0               (0.1)          3.9         (3.7)      (0.1)             0.1
=================================================================================================================================

The cumulative net revisions to the August 2001 restructuring provision included additional costs of $0.5 million incurred for the completion of the closure of excess facilities identified under the August 2001 restructuring plan. These additional costs, which were recorded in the quarter ended July 31, 2002, were more than offset by a $0.5 million reversal of the provision recorded in the quarter ended April 30, 2002 due to a favorable settlement reached with respect to the early termination of a certain redundant office facility in the United States and a $0.2 million reversal of the provision recorded in the quarter ended January 31, 2003 as a result of the redeployment of certain redundant assets.

On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services, primarily in Waterloo, Ontario. The plans also included the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans have resulted in a reduction of the workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operates. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company has also identified leased facilities, which are in excess of the Company's ongoing space requirements. The termination cost of these leased facilities along with the redundant leasehold improvements, furniture and fixtures, and computer equipment are reflected in the restructuring provision. Furthermore, the restructuring provision reflects the cost of consolidation of data center facilities.

During the quarter ended October 31, 2002, the Company continued with its restructuring plans with further staff terminations of approximately 40 employees (including certain management layers) and recorded certain office closure costs as incurred. The additional staff termination and office closure costs in the quarter included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision further to the acquisition of the interest of the minority shareholder in Tradevision. These additional restructuring initiatives, which had commenced in anticipation of the acquisition of the minority interest in Tradevision, resulted in a charge of $2.4 million to the restructuring reserve.

During the quarter ended January 31, 2003, the Company continued with its restructuring plans with further staff terminations and recorded certain office closure costs as incurred. With the acquisition of the remaining 30% interest in Tradevision, the Company commenced its exit plan related to the process of consolidation of its network infrastructure, which has inherent capacity redundancies resulting from the acquisitions completed by the Company in the previous three years. The restructuring charges in the fourth quarter of fiscal 2003 reflect the cost of redundant capacity on a third party network hosting facility. The final exit liability, including contract cancellation penalties, cost of redundant network systems and additional severance charges, will be dependent on third party negotiations, which are anticipated to be completed in the first quarter of fiscal 2004.

During the third and fourth quarters of fiscal 2003, the Company revised certain of its estimates with respect to office closure costs and redundant assets, mainly due to the establishment and execution of selective redeployment of its redundant assets in its continuing global operations.

                                             THE DESCARTES SYSTEMS GROUP INC. 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

The activities of the restructuring plan are summarized as follows (in millions of US dollars):

                                                                                                                        Remaining
                                                Initial         Subsequent                                        Provision as at
                                          Restructuring         Cumulative                    Cumulative Drawdowns    January 31,
June 19, 2002 Announcement                    Provision      Net Revisions         Total      Cash         Non-Cash          2003
---------------------------------------------------------------------------------------------------------------------------------
Workforce reduction                                2.4                2.9           5.3         (4.7)      (0.1)             0.5
Office closure costs                               3.4                1.9           5.3         (4.7)      (0.2)             0.4
Redundant assets                                   0.8               (0.2)          0.6            -       (0.6)               -
Data center consolidations                         0.6               (0.4)          0.2         (0.2)         -                -
Network system consolidations                        -                0.4           0.4         (0.4)         -                -
---------------------------------------------------------------------------------------------------------------------------------
                                                   7.2                4.6          11.8        (10.0)      (0.9)             0.9
=================================================================================================================================

The provision shown above does not include certain office closure costs, which will be recorded as restructuring charges as and when incurred.

Based on a review of cost levels, on May 6, 2003, the Company announced it will implement a further downsizing of its global operations by approximately 130 employees. The Company expects to record restructuring and other non-recurring charges of approximately $12.5 to $13.5 million. The charges are associated with workforce reduction, consolidation of facilities, lease terminations, redundant assets and potential write-downs of certain assets.

INVESTMENT INCOME NET OF INTEREST EXPENSE

Investment income net of interest expense declined to $1.9 million in fiscal 2003 compared with $5.7 million in fiscal 2002 and $5.3 million in fiscal 2001. The decline was mainly attributable to lower yields from marketable securities as well as lower investment balances. Investment income in fiscal 2003 amounted to $6.5 million compared with $10.7 million in fiscal 2002 and $8.3 million in fiscal 2001. Investment income for fiscal years 2003 and 2002 included gains on sale of securities of $1.3 million and $0.8 million, respectively.

Interest expense, which represents interest payable on the 5.50% convertible unsecured subordinated debentures issued in June 2000, amounted to $4.6 million in fiscal 2003, $5.0 million in fiscal 2002 and $3.0 million in fiscal 2001. The increase in fiscal 2002 reflected the full year effect of the issuance of the debentures, and the decline in fiscal 2003 resulted from the purchase for cancellation of an aggregate of $3.0 million principal amount of debentures in December 2001 and March 2002.

INCOME TAXES

For the year ended January 31, 2003, the Company has recorded income tax recoveries of $0.4 million compared with income tax expense of $0.1 million in fiscal 2002 and $0.3 million in fiscal 2001. Recently approved tax legislation in the United States extended the net operating loss carry-back period from two years to five years. As a result, the Company was able to carry back available US losses for one of its US subsidiaries in order to recover taxes paid in prior years for that subsidiary.

QUARTERLY OPERATING RESULTS

The following table provides an analysis of the Company's operating results (in millions of US dollars, except per share and weighted average share amounts) for each of the quarters ended on the dates indicated:

                             January 31,   October 31,   July 31,   April 30,   January 31,   October 31,   July 31,   April 30,
Quarter Ended                       2003          2002       2002        2002          2002          2001       2001        2001
--------------------------------------------------------------------------------------------------------------------------------
Revenues                            18.1          17.5       18.0        16.8          18.1          18.2       19.8        23.4
Gross margin                        13.0          11.8       10.1         8.9          10.8          11.3       12.9        16.8
Loss (1)                          (108.5)         (5.1)     (18.5)       (6.1)        (11.2)        (15.6)     (19.6)      (12.3)
Loss per share (1)
  Basic and diluted                (2.08)        (0.10)     (0.35)      (0.12)        (0.22)        (0.30)     (0.39)      (0.25)
================================================================================================================================
Weighted average shares
  outstanding (thousands)
  Basic and diluted               52,224        52,233     52,241      52,237        52,180        52,140     50,231      48,815
================================================================================================================================

Notes:

(1) Includes extraordinary gains and losses on the purchase for cancellation of convertible debentures in the quarters ended October 31, 2002 ($0.4 million loss); April 30, 2002 ($0.4 million gain); and January 31, 2002 ($0.4 million gain).

24 THE DESCARTES SYSTEMS GROUP INC.

LIQUIDITY AND CAPITAL RESOURCES

With $174.1 million in cash, short-term deposits, short- and long-term investments in corporate bonds and dividend received deduction ("DRD") eligible securities, a $4.3 million surplus of non-cash working capital and $6.5 million in unutilized lines of credit, the Company believes it has sufficient liquidity to meet its operating requirements and to finance its growth strategies, through internal product developments and market expansions as well as through acquisitions. The table set forth below provides a summary statement of cash flows for the years indicated in millions of US dollars.

                                                    Year Ended   January 31, January 31, January 31,
----------------------------------------------------------------------------------------------------
                                                                        2003        2002        2001
                                                                 -----------------------------------
Cash used in operating activities                                      (16.8)      (15.6)       (7.0)
Additions to capital assets                                             (5.3)       (5.4)       (4.3)
Proceeds from disposal of assets                                           -           -         8.9
Purchase of long-term investments                                       (0.1)       (1.8)       (4.8)
Acquisition of subsidiaries, net of cash acquired                       (2.2)       (9.5)      (16.6)
Proceeds from convertible debentures                                       -           -        71.5
Purchase of convertible debentures                                      (1.5)       (1.1)          -
Issuance of common shares for cash                                       0.2         2.5       127.2
----------------------------------------------------------------------------------------------------
Net change in cash, cash equivalents and marketable securities         (25.7)      (30.9)      174.9
Cash, cash equivalents and marketable securities at beginning of year  199.8       231.9        57.0
----------------------------------------------------------------------------------------------------
Cash, cash equivalents and marketable securities at end of year        174.1       201.0       231.9
====================================================================================================


CASH USED IN OPERATING ACTIVITIES. In fiscal 2003, cash used in operating activities amounted to $16.8 million, which comprised $3.6 million used in operations, $11.6 million used in restructuring and $1.6 million in working capital requirements. In fiscal 2002, a positive cash contribution of $0.1 million from operations was offset by $2.1 million of cash used in restructuring and working capital requirements of $13.6 million. In fiscal 2001, a positive cash contribution of $5.4 million from operations was offset by working capital requirements of $12.4 million.

ADDITIONS TO CAPITAL ASSETS. The purchases of capital assets represent investments that the Company has made in computing equipment and software to support its global operations and the building of a global infrastructure to integrate previous acquisitions.

PROCEEDS FROM DISPOSAL OF ASSETS. In April 2000, the Company announced the completion of a transaction for the creation of DSD Solutions, Inc. ("DSD," subsequently renamed Global Beverage Group), a new, privately held direct store delivery solutions vendor focused on providing enterprise software and services to the direct store delivery marketplace. Under the terms of the deal, the Company contributed its direct store delivery-focused technology and certain customer contracts, together with approximately 160 employees who joined DSD. In exchange, the Company received approximately $9 million cash, an ongoing royalty on sales of the transferred technology, an approximate 20% interest in DSD and an option to acquire an additional 20% of DSD.

PURCHASE OF LONG-TERM INVESTMENTS. In June 2000, in conjunction with the licensing of its DeliveryNet solutions to LM Solutions, the Company took a minority position in LM Solutions valued at $5.0 million. LM Solutions is an online food retailer based in the United Kingdom.

In September 2000, the Company invested $2.5 million in Maptuit Corporation by way of $0.5 million in cash and the issuance of 39,526 common shares valued at $2.0 million. Maptuit is a provider of wireline and wireless Internet-based location services for maps, directions and points of interest.

In November 2000, in connection with the acquisition of TraffiCop, the Company made a commitment to invest $3.0 million in two companies that were spun off from TraffiCop. As at January 31, 2003, the entire committed amount has been invested in these companies.

In December 2000, the Company acquired a minority position in Sameday.com, Inc. for cash consideration of $2.5 million. Sameday provided Internetbased supply chain management technology.

ACQUISITION OF SUBSIDIARIES. During the three fiscal years ended January 31, 2003, the Company has undertaken a focused acquisition strategy designed to complement and enhance the Company's product offering and its distribution capabilities. Pursuant to this strategy, the Company completed a series of acquisitions, including the acquisition of the remaining 30% interest in Tradevision AB, in fiscal 2003; the acquisitions of Centricity, Inc., TranSettlements, Inc., certain technology assets of NeoModal.com, L.L.C. and a 70% interest in Tradevision AB, in fiscal 2002; and the transportation services vertical of BCE Emergis Inc., TraffiCop, Inc. and E-Transport Incorporated, in fiscal 2001.

In December 2001, in a cash transaction ($2.5 million), the Company acquired from Nocom AB, an information technology company headquartered in Sweden, Nocom's 70% ownership interest in Tradevision AB, a Sweden-based provider of global connectivity and value-added software solutions for transportation logistics. In October 2002, in a cash transaction ($0.7 million), the Company acquired the remaining 30% interest of Tradevision from SAS Cargo Group A/S, a transportation solution provider headquartered in Denmark. The share purchase agreement with SAS Cargo Group A/S also provides for an additional purchase price earn-out amount of a maximum of $0.7 million over a four-year period.


                                             THE DESCARTES SYSTEMS GROUP INC. 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

In conjunction with the acquisitions of shares in Tradevision, the Company developed a plan to restructure the operations of Tradevision to eliminate redundant staff positions, offices and network infrastructure. The final plans resulted in severance costs of approximately $2.1 million, infrastructure consolidation costs of $1.2 million and office closure and other exit activity costs of $0.5 million. As at January 31, 2003, $1.9 million of the provision for the restructuring costs, comprised of $1.7 million of cash costs and $0.2 million of non-cash costs, has been drawn down. The restructuring plan is expected to be completed by the end of fiscal year 2004.

In July 2001, the Company issued 1,311,205 common shares to the former shareholders of Centricity and issued 208,107 options to purchase common shares in the Company to the employees of Centricity (such shares and options collectively valued at approximately $24 million) and cancelled a note receivable of $350,000 in exchange for receiving 100% of the outstanding share capital of Centricity. Centricity was a privately held Atlanta, Georgia, company specializing in ground transportation and optimization solutions.

In June 2001, the Company announced that it had expanded its messaging services available over the GLSN with the completion of the acquisition of TranSettlements of Atlanta, Georgia. TranSettlements was a leading provider of logistics network messaging services for the North American ground transportation industry. The acquisition was completed by the issuance of 1,534,964 common shares to the former shareholders of TranSettlements and the issuance of 176,859 options to purchase common shares in the Company to the employees of TranSettlements (such shares and options collectively valued at approximately $25 million) in exchange for all of the outstanding share capital of TranSettlements.

In May 2001, pursuant to an asset purchase agreement, the Company acquired certain technology assets of NeoModal, a Delaware limited liability corporation, which developed, marketed and supported a suite of Internet-based logistics products for the global transportation industry. The acquisition of certain technology assets, which also included the transfer of certain employees of NeoModal to the Company, was completed by the issuance of 50,030 common shares to NeoModal (valued at approximately $1 million), payment of cash of approximately $3.2 million, cancellation of a note receivable of $900,000 from NeoModal and the issuance of 99,750 options to purchase common shares of the Company to these new employees.

In December 2000, in connection with the acquisition of the transportation services vertical ("TSV") of BCE Emergis, the Company paid cash totaling approximately $16.4 million (excluding acquisition costs), issued 1,388,000 common shares valued at $32 million and granted 25,850 options to purchase common shares of the Company to TSV employees.

In November 2000, the Company issued 549,945 common shares to the former shareholders of TraffiCop, valued at approximately $15.6 million, to acquire 100% of the outstanding shares of TraffiCop, an e-commerce shipping and logistics service provider.

In February 2000, the Company issued 2,231,336 common shares to the former shareholders of E-Transport and 146,070 options to purchase common shares in the Company to E-Transport employees (such common shares and options collectively valued at approximately $80 million) in exchange for 100% of the outstanding share capital of E-Transport, a privately held Pittsburgh, Pennsylvania, company specializing in hosted software and logistics exchange solutions for the multi-modal ocean transportation markets.

PURCHASE OF CONVERTIBLE DEBENTURES. On June 30, 2000, the Company issued $75 million aggregate principal amount of 5.50% convertible unsecured subordinated debentures maturing on June 30, 2005, the issuance of which was qualified in Canada by a short form prospectus dated June 26, 2000 and was exempt from registration under US law. Interest on the debentures has accrued from June 30, 2000 and is payable in equal semi-annual installments in arrears on June 30th and December 30th of each year, the first payment having been made on December 30, 2000. Issuance costs of $3.5 million are shown as deferred charges on the balance sheet and are being amortized to interest expense over the term of the debenture.

Each debenture is convertible, at the option of the holder, into common shares at any time prior to June 30, 2003 at a price of $35 per common share. The debentures are not redeemable prior to June 30, 2003. Subsequent to June 30, 2003, the debentures may be redeemed at the option of the Company, provided that the average closing price of the common shares on the Nasdaq National Market during the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. The Company may elect to satisfy the obligation to pay all or any part of the aggregate principal amount of the debentures on redemption by delivery of that number of common shares obtained by dividing the principal amount of the debentures by 95% of the average closing price of the common shares on the Nasdaq National Market for the period of 20 consecutive trading days ending five trading days before the redemption date.

In each of December 2001 and March 2002, pursuant to a normal course issuer bid, the Company purchased for cancellation $1.5 million principal amount of the debentures, or an aggregate of $3.0 million. In each case, the debentures were purchased for approximately $1.1 million, resulting in an extraordinary gain of $0.4 million, which was recorded in the related fiscal quarter.

On August 1, 2002, the Company announced that it was offering to purchase for cancellation up to $51,428,571 aggregate principal amount of the debentures. The Company was to pay a cash price of $700 for each $1,000 principal amount of debentures, plus accrued and unpaid interest. The offer was made by way of an issuer bid, which was to be open for acceptance until September 6, 2002, unless extended or withdrawn. On September 7, 2002, the Company announced that pursuant to the offer, it would acquire a nominal principal amount of the debentures (which acquisition was completed later in the quarter) and that it did not intend to extend the offer. The acquisition of the debentures resulted in an extraordinary loss of $0.5 million (including costs associated with the offer).

26 THE DESCARTES SYSTEMS GROUP INC.

On May 12, 2003 the Company announced that it intends to offer to purchase for cancellation up to $45,000,000 aggregate principal amount of the debentures. Under the offer for the debentures, Descartes will pay a cash price of $950 for each $1,000 principal amount of debentures, plus unpaid interest (subject to any applicable withholding tax) accrued to but excluding the date of purchase, subject to pro-ration in the event that the offer is oversubscribed. Pursuant to a commitment agreement entered into with Descartes, a significant holder of debentures has agreed to tender $30,856,500 aggregate principal amount of debentures owned by it under the debenture offer.

ISSUANCE OF COMMON SHARES. Proceeds from the issuance of shares in both fiscal 2003 and fiscal 2002 represent the exercise of stock options.

In fiscal 2001, proceeds from the issuance of common shares represent shares issued in a public offering and the exercise of stock options. On October 24, 2000, the Company issued 3,000,000 common shares in a public offering conducted in Canada at a price of Canadian $64.00, the issuance of which was qualified by a short form prospectus dated October 17, 2000. Proceeds of the offering were $120.7 million, net of issuance costs of $6.1 million.

On May 12, 2003, the Company announced that it intends to offer to purchase for cancellation up to 11,578,000 of its outstanding common shares for a cash price of not more than Canadian $3.85 and not less than Canadian $3.00 per common share (subject to any applicable withholding tax). The offer for the common shares will be made by way of a dutch auction tender, which will provide holders with the opportunity to specify the price at which they are prepared to sell their common shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the range stated above at which Descartes can purchase up to 11,578,000 of its common shares. All common shares tendered at or below the purchase price (subject to pro-rating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at the purchase price. Common shares tendered at a higher price will be returned to holders.

NET CHANGE IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES. Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities with original maturities between three and 12 months from the balance sheet date. Long-term marketable securities comprise debt securities with original maturities in excess of 12 months from the balance sheet date and DRD eligible securities. Effective October 31, 2002, debt securities were marked to market with the resulting gain or loss included in other comprehensive income (loss).

The Company's investments in marketable securities are governed by the Company's Investment Policy Guidelines as approved by the Board of Directors. Generally, the longer the term to maturity (which is limited to three years) and the higher the level of investment in a single corporation or a group of related corporations (which is limited to $25 million), the higher the required minimum credit rating.

During fiscal 2003, in connection with the Company's adoption of certain actions aimed in part at mitigating the risk of the Company being treated as a passive foreign investment company for US federal income tax purposes, the Company transferred $135.0 million in cash to its wholly owned subsidiary, Descartes U.S. Holdings, Inc., as an additional equity investment. Descartes U.S. Holdings, Inc. subsequently purchased DRD eligible securities issued by US corporations in accordance with the Company's Investment Policy Guidelines and in the amounts, and carrying the credit ratings, set forth below. These securities, which are not anticipated to be treated as passive assets, represent tax advantaged, auction rate DRD eligible securities.

As at January 31, 2003, 12% of the total cash and investment portfolio was in interest-bearing cash deposits, 78% was in DRD eligible securities, 5% was in corporate bonds having terms to maturity of less than one year and 5% was in corporate bonds having terms to maturity of between one and two years. The following provides an analysis of the Company's consolidated holdings of cash and investments in millions of US dollars with their credit ratings as at January 31, 2003:

                                    Standard and
                                    Poor's (S&P)                      Percentage
                                   Credit Rating         Amount         of Total
-------------------------------------------------------------------------------
Interest bearing cash deposits                            21.2               12%
Marketable securities                    A                15.0                9%
                                         A+               40.0               23%
                                        AA-                2.8                2%
                                        AA                25.0               14%
                                        AA+               35.0               20%
                                       AAA                35.1               20%
-------------------------------------------------------------------------------
                                                         174.1              100%
===============================================================================

                                             THE DESCARTES SYSTEMS GROUP INC. 27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

RISK FACTORS

Certain statements made in this report by the Company, including statements relating to the Company's expectations concerning future revenues and earnings, market opportunity and the sufficiency of capital to meet working capital and capital expenditure requirements, constitute forward-looking statements. When used in this document, the words "believes," "plans," "expects," "anticipates," "intends," "continues," "may," "will," "could," "should" and similar expressions, or the negative of such terms, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. Factors that may cause such differences include, but are not limited to, the factors discussed below. If any of the following risks actually occur, they could materially adversely affect the Company's business, financial condition or results of operations. In that case, the trading price of the Company's common shares or other securities could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Descartes does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

1. ANTICIPATED CONTINUING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS. The Company has incurred losses in the fiscal year ended January 31, 2003 as well as in other prior fiscal years. Further, on May 6, 2003, the Company announced that it expected revenues for the first fiscal quarter of 2004 to decline 15% when compared to the first fiscal quarter of 2003 and that it would downsize its global operations by approximately 130 employees resulting in restructuring charges of approximately $12.5 million to $13.5 million. There can be no assurance that the Company will achieve or sustain profitability in the future. As at January 31, 2003, the Company had an accumulated deficit of $316.9 million. The limited operating history of the Company as a public company and its dependence on an emerging market characterized by rapid technological change make the prediction of future results of operations difficult or impossible. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive network services and software industry. The Company must achieve substantial revenue growth in order to become profitable. There can be no assurance that the Company can generate substantial revenue growth on a quarterly or annual basis, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company may increase its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, develop new distribution channels, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected.

2. SIGNIFICANT FLUCTUATIONS OF QUARTERLY OPERATING RESULTS. The Company's revenue and results of operations have fluctuated significantly on a quarterly basis in the past and will likely continue to fluctuate significantly on a quarterly basis in the future as a result of a number of factors, many of which are outside the Company's control. The purchase of the Company's products often involves a significant commitment by customers. Accordingly, the sales cycle associated with the purchase of the Company's products and services varies substantially and is subject to a number of significant risks. These include customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by the Company or its competitors. The Company has historically derived a material portion of its software license revenues from relatively large sales, but anticipates generating a greater portion of its future revenues from subscription and transaction fees and services related to developing, marketing, implementing and supporting network-based solutions for logistics. Accordingly, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Other factors affecting the Company's revenues and results of operations include, but are not limited to: the demand for the Company's products; the size, timing and duration of individual license transactions; the successful implementation and market acceptance of Descartes' pricing and revenue model; the demand for network-based logistics solutions and logistics software solutions; success in closing customer orders; the ability to control expenses; the realization of operating cost reductions resulting from cost reduction initiatives; the integration of acquisitions and consolidation of operations; the delay or deferral in customer implementations; the number, timing and significance of new product announcements by the Company and its competitors; the ability of the Company to develop, introduce, market or ship new and enhanced versions of the Company's products and services on a timely basis; the level of product and price competition; changes in the mix of products and services sold; changes in average selling prices; sales personnel changes; the mix of direct and indirect sales; product returns; retention of customers; interest and exchange rate fluctuations; and general economic and geo-political factors. Accordingly, estimates of the Company's results prior to the end of a quarter may be uncertain. The Company's operating expenses are based on anticipated revenue levels in the short-term and are relatively fixed and incurred throughout the quarter. As a result, if the revenues are not realized as expected in the quarter, the Company's operating results could be materially adversely affected and the Company may need to implement additional restructuring plans to align expenses with revenues. In addition, the Company may reduce prices or accelerate its investment in research and development efforts in response to competition or to pursue new market opportunities. Any one of these activities may further limit the Company's ability to adjust spending in response to fluctuations in revenue levels. Due to all of the foregoing factors, the Company believes that its quarterly operating results are likely to vary significantly in the future.

28 THE DESCARTES SYSTEMS GROUP INC.

3. GLOBAL ECONOMIC AND POLITICAL CONDITIONS. The Company's operating results may vary significantly based upon the impact of war, instability or changes in global economic and political conditions, including, without limitation, the impact of such events on its customers. The economic uncertainty resulting from military action in Iraq and the global war on terrorism may continue to negatively impact consumer as well as business confidence and, without limitation, cause consumers and businesses to slow spending on products and services. Any such slowdown in spending on products and services may cause customers to defer or reconsider purchasing the Company's products and services. In addition, any such slowdown in commercial activity generally may adversely impact trade volume and revenues from existing customers on the Company's Global Logistics Services Network ("GLSN").

4. VOLATILITY OF SHARE PRICES. The market price for the Company's common shares has been and may continue to be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results and the operating results of the Company's competitors and alliance partners, the gain or loss of significant contracts, announcements of technological developments or new products and services by the Company and its competitors, changes in financial estimates by securities analysts and market conditions in the industry, corporate finance activities, as well as general economic conditions, among other factors. In addition, stock markets have experienced volatility, particularly in the technology sector, that has affected the market prices for many companies' shares and that often has been unrelated to the operating performance of such companies. This volatility may harm the market price of the Company's common shares. Moreover, the failure of the market price of the Company's common shares to recover from its recent declines may increase the likelihood and magnitude of additional goodwill impairment charges, and may adversely affect the Company and its financial condition.

5. RISKS ASSOCIATED WITH RESTRUCTURING PLANS. The Company's restructuring and other strategic initiatives may not achieve the desired results and could result in business distractions that could harm the business. The Company continued to implement its August 2001 and June 2002 restructuring plans in fiscal 2003. The Company continues its efforts to streamline operations, improve efficiency and align its cost structure with its network-based revenue model in order to meet its business and profitability objectives and, consistent with these objectives, and given the anticipated decline in revenues in the first quarter of fiscal 2004, on May 6, 2003, announced further restructuring to downsize operations. The objective of the restructuring plans is to reduce the Company's cost structure and generate greater operating efficiencies. The Company has also implemented other strategic initiatives designed to strengthen operations. These plans involve, among other things, reductions in the workforce, consolidation of personnel, facilities and network infrastructure, improved alignment of the organization around business objectives, changes in reporting structures and realignment of the sales force. The workforce reductions could temporarily negatively impact the remaining employees, including those directly responsible for sales. Further, the failure to retain and effectively manage remaining employees could increase costs, hurt development and sales efforts, and impact the quality of customer service. As a result, these changes might affect the Company's ability to close transactions with customers and prospects and therefore negatively affect future revenues. Failure to achieve the desired results of the Company's strategic initiatives could harm the Company's business, results of operations and financial condition.

6. RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS. The Company believes that profitability and continued growth will require expansion of its sales efforts in international markets. Accordingly, the Company expects to continue to devote resources in an effort to increase sales outside North America. The Company's international revenues are subject to risks associated with foreign sales, including unexpected changes in legal and regulatory requirements, export restrictions, changes in tariffs, exchange rates and other trade barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in management of distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property, seasonality of sales and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, results of operations and financial condition. In particular, although substantially all of the Company's sales to date have been denominated in US dollars, adverse fluctuations in the value of the US dollar in relation to foreign currencies may affect the Company's sales to foreign customers. Furthermore, a significant portion of the Company's expenses is incurred in Canadian and other currencies. Fluctuations in exchange rates between the US dollar and the Canadian dollar and other currencies could have a material adverse effect on the Company's business, results of operations and financial condition.

7. LENGTHY SALES AND IMPLEMENTATION CYCLE. The sale and implementation of some of the Company's products and services generally involve a significant commitment of resources by prospective customers. The Company expects that the implementation of the Company's products will become more complex as logistics management solutions are used to manage larger and more geographically dispersed installations. As a result, the Company's sales process may be subject to delays associated with lengthy approval processes required for significant capital and/or operational expenditures. For these and other reasons, the sales cycle associated with the license of the Company's products and services varies substantially from customer to customer and typically lasts between three and 12 months, during which time the Company may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and experience a number of significant delays over which the Company has little or no control. Any significant or ongoing failure by the Company to ultimately achieve such sales could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, following sales, the implementation period typically lasts three to six months, but could extend as long as nine months in certain complex situations. These implementation periods may also lengthen depending on the amount of customer training and integration to other customer systems requested by the customer. Implementation often involves the activation of trading partners of the Company's customers to the GLSN, resulting in the potential for prolonged implementation cycles and deferred network transaction fees. A successful implementation program requires a close working relationship among the Company, the customer, the customer's trading partners and, generally, third party consultants and system integrators who assist in the process. There can be no assurance that delays or difficulties in the implementation process for any given customer will not have a material adverse effect on the Company's business, results of operations and financial condition.

                                             THE DESCARTES SYSTEMS GROUP INC. 29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

8. MARKET ACCEPTANCE OF DESCARTES' SOLUTIONS IN AN EMERGING MARKET. The Company currently derives substantially all of its revenues from its logistics solutions. The Company expects to generate a significant portion of its future revenues from these solutions, which include network-based services and software products. Broad market acceptance of these products and network-based services is therefore critical to the Company's future success. If this business strategy is flawed, or if the Company is unable to execute it effectively, the business, operating results and financial condition could be substantially harmed. Furthermore, the market for network-based logistics solutions is still emerging. Adoption of network-based logistics solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about solutions for logistics management and specifically about the Company's products and services in order to generate demand. There can be no assurance, however, that such expenditures will enable the Company to maintain its current level of market acceptance or to achieve any additional degree of market acceptance. If the market for network-based solutions for logistics management fails to grow or grows more slowly than the Company currently anticipates, the Company's business, results of operations and financial condition could be materially adversely affected. Furthermore, any factor adversely affecting market acceptance of the Company's products and services, including the availability and price of competing products and services as well as the success of the sales efforts of the Company, could have a material adverse effect on the Company's business, results of operations and financial condition.

9. RISK ASSOCIATED WITH ACCEPTANCE OF PRICING MODELS FOR LOGISTICS MANAGEMENT SOLUTIONS. The current methods of licensing logistics management software and network services and associated fees increasingly reflect a departure from the traditional perpetual license and associated one-time, up-front license fees characteristic of the enterprise application and consumer software markets. Examples of pricing models adopted in the logistics management market include charging a fee for a subscription, access fees to content, application service provider fees and transaction-based fees. The Company has increasingly adopted and evolved such pricing models for its network-based services. Under the Company's new pricing model for network-based services, the up-front license fees are eliminated and replaced by recurring fees over the term of the contract. There are no assurances that under the new pricing model, the Company's revenues will recover as anticipated subsequent to the initial phase of the implementation of this pricing model. To the extent that the Company's pricing models have evolved or may continue to evolve, its future revenue will be dependent on customer acceptance of these pricing models. Failure to achieve customer acceptance of the Company's pricing models could have a material adverse effect on the business, results of operations and financial condition of the Company.

10. DEPENDENCE ON INCREASING USE OF THE INTERNET. Certain Descartes' solutions use the Internet as a platform for inter-enterprise communication or computing. In addition, Descartes' customers may use Descartes' solutions in connection with electronic commerce. Rapid growth in the use of the Internet is a fairly recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt regulations covering issues such as user privacy, pricing, security, taxation, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. Failure of the Internet and electronic commerce to grow as anticipated may have a material adverse effect on the business, results of operations and financial condition of the Company. A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of security systems used in connection with Descartes' products or services, resulting in the loss of confidentiality. If any well-publicized compromise of security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce and communications and, accordingly, could have a material adverse effect on the business, results of operations and financial condition of the Company.

11. TREATMENT OF THE COMPANY AS A "PASSIVE FOREIGN INVESTMENT COMPANY." If, for any taxable year, the Company's passive income or its assets that produce passive income exceed levels provided by law, the Company may be characterized as a passive foreign investment company, or PFIC, for US federal income tax purposes. This characterization could result in adverse US tax consequences to the holders of equity interests of the Company who are citizens or residents of the United States for federal income tax purposes, and holders of other equity interests of the Company who may be subject to United States federal income tax law. Such persons should consult with their own US tax advisors with respect to the US tax consequences of investing in the Company's securities. The Company has not assumed, and does not assume, any obligation to make timely disclosure with respect to its PFIC status.

12. SEVERE ACUTE RESPIRATORY SYNDROME. The recent outbreak of Severe Acute Respiratory Syndrome ("SARS") in several East Asian countries and North America and other parts of the world may have an adverse effect on the economies, financial markets and business activities in East Asia, North America and elsewhere, including the Company's operations in East Asia and North America, and, as a result, could have a material adverse effect on the Company's business, results of operations and financial condition.

Beginning in early 2003, certain countries in East Asia and North America have experienced an outbreak of SARS, a highly contagious form of atypical pneumonia. At present, the most heavily affected areas are the Guangdong Province and Hong Kong in the People's Republic of China. In response to this outbreak, the World Health Organization issued a travel advisory recommending that persons traveling to these areas and certain other provinces in the People's Republic of China consider postponing all but essential travel. In addition, for a period of seven days in April, the World Health Organization issued a similar travel advisory for the city of Toronto, Canada, which is approximately 120 km from the city of Waterloo, Canada, where the Company's operations are headquartered. Major airlines have drastically reduced the number of flights to Hong Kong and other cities in the regions affected by the SARS outbreak,

30 THE DESCARTES SYSTEMS GROUP INC.

and travel to and from certain locations in these regions is impractical due to quarantines imposed or recommended for travelers returning from the affected areas. While the long-term impact of the SARS outbreak is unclear at this time, a prolonged outbreak, or the perception that the outbreak has not been contained, may have a serious adverse effect on the economies, financial markets and business activities in Asia, North America and elsewhere.

Like a number of the Company's competitors, the Company's operations in areas experiencing this outbreak have been somewhat affected and may be further affected in the future, especially the Company's sales operations in Hong Kong and Shanghai, whose employees are unable to visit many customers, suppliers and others outside of the region. In addition, the employees of many of the Company's customers, prospective customers and others with whom the Company conducts business outside of the region may be unable or unwilling to visit the Company's offices. These travel restrictions may reduce the effectiveness of the Company's pre-sales, sales and post-sales forces. Furthermore, if any of the Company's employees contract SARS, the Company may need to take prompt measures to disinfect the relevant operating facilities and increase the monitoring of employees' health. The Company has developed strategies such as continued communication through electronic and other formats to deal with the Company's limited ability to meet personally with customers, prospects and others, and contingency plans to deal with possible further adverse developments. However, the Company's products and services are complex; therefore, customers and prospects typically require on-site meetings. Travel and meeting restrictions may impact scheduled training and other professional services being rendered by the Company, and may result in longer implementation times, a delay in network transaction revenues, and a disruption of sales cycles for products and services. The Company's strategies and plans for dealing with the outbreak may not be effective and, accordingly, the outbreak of SARS could have a material adverse effect on the Company's business, results of operation and financial condition.

13. RISKS ASSOCIATED WITH ACQUISITIONS. In the past three fiscal years, the Company has completed seven material acquisitions and has taken minority positions in five other companies. Acquisitions involve a number of particular risks, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. These particular risks include diversion of management's attention; failure to successfully integrate acquired personnel, information systems, products, services and operations of the acquired business; failure to retain key acquired personnel; and unanticipated events or circumstances and legal liabilities. While the Company believes that it has successfully integrated the businesses it has acquired to date, there can be no assurance that the Company will not encounter unanticipated difficulties in integrating the operations, products and services of these acquisitions or that the benefits from any acquisition will be realized. In addition, the Company may, in the future, engage in selective acquisitions of other businesses that are complementary to those of the Company, including other providers of logistics management solutions or technology or distribution channels. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of shares, shareholders of the Company could suffer dilution of their interests in the Company. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses would typically result in amortization charges related to intangible assets other than goodwill, reducing future earnings or increasing future losses. In addition, such acquisitions could involve acquisitionrelated charges, such as one-time acquired research and development charges. On February 1, 2002, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") 142 which requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. To the extent that the Company completes acquisitions which generate goodwill, application of the annual impairment test under SFAS 142 may result in an impairment charge which could have a material adverse impact on the Company's results of operations.

14. STRATEGIC RELATIONSHIPS. To increase sales and implementation capabilities, the Company has established strategic reselling and hosting relationships with some outside companies. These companies are entitled to resell and/or host the Company's products and/or services to their customers. These relationships are new and this strategy is unproven. Descartes cannot be assured that any of these companies or those it may contract with in the future will be able to resell the Company's products and services to an adequate number of customers. In addition, some of the current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. Furthermore, some of these relationships have failed to meet expectations and may fail to meet expectations in the future. If the Company's current or future strategic partners are not able to successfully resell its products, Descartes' business could be adversely affected. Dissatisfaction or problems with the Company's services or the services of the third parties that resell and/or host the Company's products and services, or delays or interruptions or other problems with service due to mechanical failure, human error, security breaches, power loss or other facility failures, communication outages, prolonged power outages, natural disasters, sabotage, vandalism, terrorism or other similar events, could result in a reduction of the Company's business. In addition, failure of any telecommunication provider to deliver consistent data communication capacity could result in interruptions in services. Each of these service providers could experience outages, delays and other difficulties due to system failures unrelated to the Company's products, services and systems. Dissatisfaction with hosting partners, computer equipment or third party technology providers could adversely affect the Company's relationship with its customers resulting in a loss of future sales of licenses and services to the customers, which could have a material adverse effect on the Company's business.

                                             THE DESCARTES SYSTEMS GROUP INC. 31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)

15. COMPETITION. Although the Company has experienced limited competition to date from products with comparable capabilities, the market for the Company's products is nevertheless highly competitive and subject to rapid technological change, and the Company expects competition to increase in the future. To maintain and improve its competitive position, the Company must continue to develop and introduce in a timely and cost-effective manner new products, product features and network services to keep pace with its competitors. The Company competes or may compete, directly or indirectly, with the following: (i) application software vendors positioned as supply chain execution and other best-of-breed vendors; (ii) internal development efforts by corporate information technology departments; (iii) middleware vendors that provide integration software; (iv) providers of legacy e-commerce technology and services, including value-added networks and business document exchanges; (v) application software vendors, including enterprise resource planning software vendors and business-to-business e-commerce vendors who may expand their current offerings into logistics, some of whom may from time to time jointly market the Company's products as a complement to their own systems; and (vi) other business application software vendors, including supply chain planning software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, logistics management solutions. To the extent that such vendors develop or acquire systems with functionality comparable or superior to Descartes' products, their significant installed customer base, long-standing customer relationships and ability to offer a broad solution could provide a significant competitive advantage over the Company. The Company also expects to face additional competition as other established and emerging companies enter the market for logistics management solutions and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in price reductions, fewer customer sign ups, reduced gross margins and loss of market share. Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The principal competitive factors affecting the market for the Company's products include vendor and product reputation; expertise and experience in implementing products and services in the customer's industry sector; product architecture, functionality and features; cost of ownership; ease and speed of implementation; customer support; product quality, price and performance; and product attributes such as flexibility, scalability, compatibility, functionality and ease of use. The Company expects competition to increase and intensify in the future. Any of the foregoing events could have a material adverse effect on the Company's business, results of operations and financial condition.

16. MANAGEMENT OF GROWTH. Although the Company has undertaken recent restructuring initiatives, the scope of the Company's operating and financial systems and the geographic area of its operations and customers have expanded significantly over a relatively short period, resulting in increased responsibility for both existing and new management personnel. The Company's ability to support the growth of its business will be substantially dependent upon having highly trained internal and third party resources to conduct pre-sales activity, product implementation, training and other customer support services. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems; to expand, train and manage its employee base; and to achieve product scalability. There can be no assurance that the Company will be able to manage recent or any future expansion successfully and any inability to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

17. FUTURE FINANCING. Although the Company has a significant liquidity position, in the future it may require additional capital through public or private financing, strategic relationships or other arrangements. Furthermore, the Company's liquidity position could be adversely affected by the Company's planned purchase of its debentures and common shares for cancellation. There can be no assurance that the Company will be able to obtain additional capital on favorable terms, if at all. If the Company cannot raise capital on acceptable terms, if and when needed, it may not be able to develop or enhance its products and services, expand its business, acquire complementary businesses or technologies, respond to competitive pressures or unanticipated requirements, or take advantage of future opportunities which could have a material adverse effect on the Company's business, results of operations and financial condition. A decline in interest rates and investment yields could also have a negative impact on the Company's return on its significant investments in marketable debt and DRD eligible securities.

18. RISKS ASSOCIATED WITH PROVISION OF SERVICES TO CUSTOMERS. As a critical element of its corporate strategy, the Company intends to provide networkbased services to a significant portion of current and future customers. The Company expects that the revenues received from providing these services will increase as a percentage of revenues over time and represent a material portion of revenues. If the Company is unable to successfully provide those services to existing or future customers, customers could choose to discontinue use of those services or opt not to renew contracts related to those services or seek other remedies from the Company, which would result in the Company not realizing the expected future revenues, or which could have a material adverse effect on its business, results of operations and financial condition.


32 THE DESCARTES SYSTEMS GROUP INC.

19. RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY. As a result of their complexity, software products and network-based services may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products and services after commencement of commercial shipments or offering of the services or, if discovered, that the Company will be able to successfully correct such errors in a timely manner, if at all. The occurrence of errors and failures in the Company's products and services could result in delay in market acceptance of the Company's products. Alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition. Since the Company's products and services are used by its customers to address complex order management, customer service and distribution requirements, potential problems within or out of the Company's control that may arise from the use of the Company's products and services, including design defects, errors in our processing of electronic transactions, software errors and misuse of the Company's products and services, could result in financial or other damages to the Company's customers. The Company maintains limited errors and omissions and product liability insurance. Although the Company's agreements with its customers and other parties typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

20. EXPOSURE TO LIABILITY CLAIMS FOR PRODUCTS AND SERVICES OFFERED THROUGH ELECTRONIC NETWORKS. The law relating to the liability of providers of products and services sold over the Internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. Some of these products and services could contain performance or other problems. Similar performance issues may arise for marketplaces, exchanges and networks that use products and services offered through the Company's network. The Company may not successfully avoid civil or criminal liability for problems related to the products and services sold through its network. Any claims or litigation could require expenditures in terms of management time and other resources to defend the Company. Liability of this sort could require management to implement measures to reduce exposure to such liability, which may require management, among other things, to expend substantial resources or to discontinue certain product or service offerings or to take precautions to ensure that certain products and services are not available through the Company's networks.

21. RISK OF SYSTEM FAILURE; RELIANCE ON INTERNET INFRASTRUCTURE. The Company, in certain instances, operates as a host provider and performs certain critical functions for its customers. Unexpected sudden exponential growth of the Company's customer base may strain the capacity of the Company's computer and telecommunications systems and lead to degradations in system performance or system failure. Some of the Company's products rely on the Internet as a platform for communications. The Internet has experienced and is expected to continue to experience significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will be able to support the demands placed on it. Interruptions in the Company's operations or the ability of its customers to access its systems as a result of any of the foregoing could have a material adverse effect on the Company's business, results of operations and financial condition.

22. PRODUCT DEVELOPMENT AND RAPID TECHNOLOGICAL CHANGE. Rapid technological change and frequent new product introductions and enhancements characterize the software and network-based solutions industries. Organizations are increasingly requiring greater levels of functionality and more sophisticated product offerings. Accordingly, the Company believes that its future success depends upon its ability to enhance current products and services or develop and introduce new products and services offering enhanced performance and functionality at competitive prices. The inability of the Company, for technological or other reasons, to develop and introduce or enhance products in a timely manner in response to changing market conditions or customer requirements could have a material adverse effect on the Company's business, results of operations and financial condition. The ability of the Company to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its software products with evolving computer hardware and software platforms and operating environments. There can be no assurance that the Company will be successful in these efforts.
                                             THE DESCARTES SYSTEMS GROUP INC. 33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended January 31, 2003 (US Dollars; US GAAP)


23. UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. The Company's success depends significantly on its proprietary technology. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, license and services agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products and technology, all of which afford only limited protection. The source codes and routing algorithms for the Company's products and technology are protected both as trade secrets and as unregistered copyrighted works. The Company currently has one US patent issued for technology used in its dynamic vehicle routing application and has another US patent pending for certain technological processes contained in its data resolution systems utilized by Descartes within the GLSN, which is based on a patent that has been issued to the Company in the Netherlands. There can be no assurances that patents will be issued for this application or for any future applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, although the Company is not aware of any such claims or pending claims challenging its intellectual property, there can be no assurances that any patents that have been or may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection of the Company's proprietary rights. There can be no assurance that other persons have not or will not apply for patent protection for products that use the same or similar processes as the Company's products. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grow and the functionality of its products in different industry segments overlaps. Failure of any patents to protect the Company's technology may make it easier for the Company's competitors to offer equivalent or superior technology. The Company has registered or applied for registration of certain trademarks and will continue to evaluate the registration of additional trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. Third parties may also independently develop similar technology without breach of the Company's proprietary rights. In addition, the laws of some foreign countries do not protect the proprietary rights to the same extent as the laws of the United States and Canada. Furthermore, certain of the Company's products may be licensed under so-called "shrink-wrap" or "click-wrap" license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions. The Company also utilizes certain software technologies and other technologies, such as geocode data and business intelligence applications, that it licenses from other third parties, generally on a non-exclusive basis, including software that is integrated with internally developed software and used in the Company's products to perform key functions. These third party licenses generally require the payment of royalties based on sales of the product in which the technology is used. The loss of, inability to maintain or obtain, or the failure of third party licensors to adequately update these products could result in delays or reductions in shipments of the Company's products until equivalent software can be identified, licensed and integrated, which could adversely affect the Company's business, results of operations and financial condition. In addition, there can be no assurance that third party software licenses will continue to be available to the Company on commercially reasonable terms, if at all, or that third party suppliers will enhance these products in a manner which will meet the needs of the Company. Although the Company does not believe that it is infringing on the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Litigation may be necessary to protect the Company's proprietary technology, and third parties may assert infringement claims against the Company with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive, regardless of merit. Infringement claims against the Company could cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or license agreements, which agreements may not be available on terms acceptable to the Company, if at all. The inability of the Company to adequately protect its proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition.

24. ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company's performance is substantially dependent on the performance of its key technical and senior management personnel. The loss of the services of any of such personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company does not maintain key person life insurance policies on any of its employees. The Company's success is highly dependent on its continuing ability to identify, hire, train, motivate, promote and retain highly qualified management, technical, and sales and marketing personnel, including recently hired officers and other employees. Competition for such personnel is always strong and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified personnel in the future. The inability to attract and retain the necessary management, technical, and sales and marketing personnel could have a material adverse effect on the Company's business, results of operations and financial condition.

34 THE DESCARTES SYSTEMS GROUP INC.

MANAGEMENT'S REPORT

To the Shareholders of The Descartes Systems Group Inc.

Management is responsible for the accompanying consolidated financial statements and all other information in this Annual Report. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and necessarily include amounts that reflect management's judgment and best estimates. Financial information contained elsewhere in this Annual Report is consistent with the consolidated financial statements.

Management has established systems of internal control that provide reasonable assurance that assets are safeguarded from loss or unauthorized use and produce reliable accounting records for the preparation of financial information. The internal control process includes management's communication to employees of policies that govern ethical business conduct.

The Board of Directors carries out its responsibilities for the consolidated financial statements through its Audit Committee, consisting solely of outside directors. The Audit Committee meets with management and independent auditors to review the consolidated financial statements and the internal controls as they relate to financial reporting. The Audit Committee reports its findings to the Board for its consideration in approving the consolidated financial statements for issuance to shareholders.

Management has also prepared consolidated financial statements for the Company in accordance with Canadian generally accepted accounting principles, which are delivered to Canadian shareholders and generally made available to all shareholders.

Deloitte & Touche LLP, appointed by the shareholders as the Company's independent auditors, conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards in the United States of America.


Manuel Pietra (SIGNED)                     Colley Clarke (SIGNED)
Chief Executive Officer and President      Executive Vice President, Finance and
                                           Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

To the Shareholders of The Descartes Systems Group Inc.

We have audited the accompanying consolidated balance sheets of The Descartes Systems Group Inc. (the "Company") as of January 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 7 to the consolidated financial statements, effective February 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets."

On March 10, 2003 we reported separately to the shareholders of the Company on consolidated financial statements for the same periods, audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles.

Deloitte & Touche LLP (SIGNED)
Chartered Accountants
Kitchener, Ontario
March 10, 2003, except for Note 19 (a) which is as of May 6, 2003 and for Notes 19 (b) and 19 (c) which are as of May 12, 2003.





                                             THE DESCARTES SYSTEMS GROUP INC. 35

US GAAP

CONSOLIDATED BALANCE SHEETS
(US dollars in thousands; US GAAP)



                                                      January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2003          2002
                                                      --------------------------
ASSETS
Current Assets
  Cash and cash equivalents (Note 4)                       21,195        36,101
  Marketable securities (Note 4)                            8,521        82,485
  Accounts receivable
    Trade (Note 4)                                         14,036        18,434
    Other                                                   2,819         7,540
  Prepaid expenses and other                                3,020         4,220
--------------------------------------------------------------------------------
                                                           49,591       148,780
Marketable Securities (Note 4)                            144,386        82,444
Capital Assets (Note 5)                                    12,151        10,261
Long-Term Investments (Note 6)                              3,300         3,250
Goodwill (Note 7)                                          17,603       103,456
Intangible Assets (Note 7)                                 13,606        37,967
Deferred Charges (Note 10)                                  1,638         2,364
--------------------------------------------------------------------------------
                                                          242,275       388,522
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                          3,964         3,376
  Accrued liabilities                                       8,673        10,428
  Deferred revenue                                          2,923         5,616
--------------------------------------------------------------------------------
                                                           15,560        19,420
Convertible Debentures (Note 10)                           71,995        73,500
--------------------------------------------------------------------------------
                                                           87,555        92,920
--------------------------------------------------------------------------------
Commitments (Note 16)
Shareholders' Equity
  Common shares (Note 11)
    Authorized - Unlimited
    Issued - 52,224,511 (January 31, 2002 -
      52,229,333)                                         468,618       468,445
  Additional paid-in capital                                5,201         5,201
  Unearned deferred compensation                             (690)       (1,157)
  Accumulated other comprehensive loss                     (1,506)         (200)
  Accumulated deficit (Note 2)                           (316,903)     (176,687)
--------------------------------------------------------------------------------
                                                          154,720       295,602
--------------------------------------------------------------------------------
                                                          242,275       388,522
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board:

                       Director (SIGNED)              Director (SIGNED)


36 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

CONSOLIDATED STATEMENTS OF OPERATIONS
(US dollars in thousands, except per share amounts; US GAAP)



                          Year Ended    January 31,   January 31,   January 31,
                                               2003          2002          2001
REVENUES
  License and network                        59,311        67,256        52,221
  Service and maintenance                    11,072        12,266        14,428
--------------------------------------------------------------------------------
                                             70,383        79,522        66,649
--------------------------------------------------------------------------------
COSTS AND EXPENSES
  Cost of license and network                16,573        16,223        10,256
  Cost of service and maintenance            10,058        11,478        11,915
  Sales and marketing                        29,943        29,543        23,008
  Research and development                   15,223        25,385        16,189
  General and administrative                 12,895        10,751         8,618
  Amortization of goodwill (Note 7)             --         24,521        11,291
  Amortization of intangible assets
    (Note 7)                                 10,100         8,039         2,924
  Impairment of goodwill (Note 7)            86,689           --            --
  Impairment of intangible assets (Note 7)   17,980           --            --
  Write-down of long-term investments
    (Note 6)                                    --          9,783           --
  Purchased in-process research and
    development                                 --          4,500        19,033
  Restructuring cost (Note 9)                11,712         3,984           --
--------------------------------------------------------------------------------
                                            211,173       144,207       103,234
--------------------------------------------------------------------------------
LOSS FROM OPERATIONS                       (140,790)      (64,685)      (36,585)
--------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
  Interest expense                           (4,619)       (5,012)       (2,985)
  Investment income                           6,493        10,705         8,254
--------------------------------------------------------------------------------
                                              1,874         5,693         5,269
--------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES, MINORITY
  INTEREST AND EXTRAORDINARY ITEM          (138,916)      (58,992)      (31,316)
INCOME TAX RECOVERY (EXPENSE) - CURRENT
  (Note 14)                                     362           (78)         (310)
--------------------------------------------------------------------------------
LOSS BEFORE MINORITY INTEREST AND
  EXTRAORDINARY ITEM                       (138,554)      (59,070)      (31,626)
MINORITY INTEREST                               448           --            --
--------------------------------------------------------------------------------
LOSS BEFORE EXTRAORDINARY ITEM             (138,106)      (59,070)      (31,626)
EXTRAORDINARY ITEM
  Gain (loss) on purchase of convertible
    debentures (net of income taxes of
    nil)(Note 10)                               (89)          352           --
--------------------------------------------------------------------------------
LOSS                                       (138,195)      (58,718)      (31,626)
================================================================================
LOSS PER SHARE BEFORE EXTRAORDINARY ITEM
  Basic and diluted (Note 15)                 (2.64)        (1.16)        (0.72)
================================================================================
LOSS PER SHARE AFTER EXTRAORDINARY ITEM
  Basic and diluted (Note 15)                 (2.65)        (1.15)        (0.72)
================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic and diluted (thousands)              52,234        50,858        44,218
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                                             THE DESCARTES SYSTEMS GROUP INC. 37

US GAAP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(US dollars in thousands; US GAAP)

                                                                              Accumulated
                                                  Additional      Unearned          Other                      Total           Total
                           Common Shares(Note 11)    Paid-In      Deferred  Comprehensive  Accumulated  Shareholders'  Comprehensive
                              Number    Amount       Capital  Compensation   Income(Loss)      Deficit        Equity    Income(Loss)
------------------------------------------------------------------------------------------------------------------------------------
                            (thousands)
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 31,
  2000                        40,401   159,831         3,126          (390)          (563)     (86,343)       75,661
Unearned compensation
  related to stock
  options issued                                         948          (948)
Deferred compensation earned
  on stock options                                                     237                                       237
Stock options exercised        1,135     6,579                                                                 6,579
Issuance of shares, net
  of issuance costs            3,000   120,668                                                               120,668
Issuance of shares on
  acquisitions                 4,228   126,598                                                               126,598
Issuance of shares on
long-term investments             39     2,000                                                                 2,000
Foreign currency translation
  adjustment                                                                          373                        373            373
Loss                                                                                           (31,626)      (31,626)       (31,626)
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 31,
  2001                        48,803   415,676         4,074        (1,101)          (190)    (117,969)      300,490        (31,253)
                                                                                                                         ===========
Unearned compensation
  related to stock
  options issued                                       1,127        (1,127)
Deferred compensation earned
  on stock options                                                   1,071                                     1,071
Stock options exercised          533     2,530                                                                 2,530
Issuance of shares on
  acquisitions                 2,893    50,239                                                                50,239
Foreign currency translation
  adjustment                                                                          (10)                       (10)           (10)
Loss                                                                                           (58,718)      (58,718)       (58,718)
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 31,
  2002                        52,229   468,445         5,201        (1,157)          (200)    (176,687)      295,602        (58,728)
                                                                                                                         ===========
Deferred compensation
  earned on stock options                                              467                                       467
Stock options exercised           12       222                                                                   223
Issuance (cancellation) of
  shares on acquisitions         (16)      (49)                                                                  (50)
Foreign currency translation
  adjustment                                                                       (1,341)                    (1,341)        (1,341)
Unrealized marked to market gain
  on marketable securities                                                             35                         35             35
Coterminous year-end
  adjustment (Note 2)                                                                           (2,021)       (2,021)
Loss                                                                                          (138,195)     (138,195)      (138,195)
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 31,
  2003                        52,225   468,618         5,201          (690)        (1,506)    (316,903)      154,720       (139,501)
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


38 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands; US GAAP)



                          Year Ended    January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
OPERATING ACTIVITIES
  Loss                                     (138,195)      (58,718)      (31,626)
  Adjustments to reconcile loss to cash provided by
    (used in) operating activities:
    Bad debt charge                           2,907         3,500           --
    Depreciation                              2,514         3,161         3,110
    Amortization of goodwill                    --         24,521        11,291
    Amortization of intangible assets        10,100         8,039         2,924
    Impairment of goodwill                   86,689           --            --
    Impairment of intangible assets          17,980           --            --
    Write-down of long-term investments         --          9,783           --
    Purchased in-process research and
      development                               --          4,500        19,033
    Restructuring cost                        1,069         1,802           --
    Amortization of convertible
      debenture costs                           726           701           415
    Amortization of deferred compensation       467         1,071           237
    Minority interest                           448           --            --
    Loss (gain) on purchase of convertible
      debentures                                 89          (352)          --
    Changes in operating assets and
     liabilities:
      Accounts receivable
        Trade                                   381         1,605        (6,916)
        Other                                 4,180           555        (3,040)
      Prepaid expenses and other                851        (1,736)          980
      Accounts payable                        1,306        (2,349)       (4,378)
      Accrued liabilities                    (5,956)       (4,406)       (1,509)
      Deferred revenue                       (2,375)       (7,275)        2,429
--------------------------------------------------------------------------------
Net cash flow used in operating
  activities                                (16,819)      (15,598)       (7,050)
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Short-term marketable securities,
    net change                               73,964        86,502      (143,152)
  Long-term marketable securities,
    net change                              (61,942)      (82,444)          --
  Additions to capital assets                (5,287)       (5,356)       (4,298)
  Proceeds from disposal of assets              --            --          8,931
  Long-term investments                         (50)       (1,833)       (4,800)
  Acquisition of subsidiaries, net of
    cash acquired                            (2,175)       (9,540)      (16,559)
--------------------------------------------------------------------------------
Net cash flow provided by (used in)
  investing activities                        4,510       (12,671)     (159,878)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Proceeds from convertible debentures          --            --         71,470
  Purchase of convertible debentures         (1,545)       (1,098)          --
  Issuance of common shares for cash            223         2,530       127,247
--------------------------------------------------------------------------------
Net cash flow provided by (used in)
  financing activities                       (1,322)        1,432       198,717
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash
  equivalents                               (13,631)      (26,837)       31,789
Cash and cash equivalents at beginning
  of year (Note 2)                           34,826        62,938        31,149
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year     21,195        36,101        62,938
================================================================================
Supplemental disclosure of cash flow information:
  Cash paid during the year for
    interest                                  3,977         4,318         2,226
  Cash paid during the year for
    income taxes                                  7           335           371
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                                             THE DESCARTES SYSTEMS GROUP INC. 39

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)



1. DESCRIPTION OF THE BUSINESS

The Descartes Systems Group Inc. ("Descartes" or the "Company") operates in one business segment providing logistics management technology to manufacturers, distributors, retailers, and logistics service providers. Descartes' solutions include network services as well as some integrated software applications. Connectivity and visibility solutions link the Descartes applications suites together, offering trading partner connectivity, access to information and inventory flow, ways of improving customer service, overcoming inter-enterprise management challenges and more. The Company also offers consulting, training, support and hosting services to the users of its logistics management solutions.

2. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America, and reflect the following policies:

BASIS OF PRESENTATION

The consolidated financial statements of the Company include the accounts of the Company, its wholly owned subsidiaries and majority-owned subsidiaries over which the Company exercises control. All significant intercompany accounts and transactions have been eliminated on consolidation.

The Company's non-controlling interests in long-term investments are accounted for using the cost method. These investments are reviewed at least annually for other-than-temporary impairment.

Due to the predominance of US dollar denominated assets, liabilities and transactions, the Company has adopted the US dollar as its reporting currency.

Effective February 1, 2002, the Company made the year-end of certain of its subsidiaries, which previously had a December year-end, coterminous with the January 31 year-end of the parent. Accordingly, the results of such subsidiaries for the month ended January 31, 2002, which amounted to a loss of $2.0 million (revenues of $0.9 million net of expenses of $2.9 million), were recorded as an adjustment to the opening accumulated deficit. The consolidated balance sheet as at January 31, 2003, reflects the balance sheets of such subsidiaries as at January 31, 2003. The consolidated results of operations and cash flows for the year ended January 31, 2003, reflect the results of operations and the cash flows of such subsidiaries for the year ended January 31, 2003, respectively. For the purposes of the consolidated cash flow statement, the opening cash and cash equivalents as at February 1, 2002, reflect the cash and cash equivalents of such subsidiaries as at February 1, 2002.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from those estimates and assumptions. Estimates and assumptions are used when accounting for items such as allowance for doubtful accounts, depreciation of capital assets, amortization of intangible assets, valuation of assets for impairment assessment and restructuring costs.

FOREIGN CURRENCY TRANSLATION

The functional currency of the parent company is the US dollar. Assets and liabilities of the Company's foreign subsidiaries, whose functional currency is other than the US dollar, are translated from their functional currencies into US dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates prevailing during the year. The adjustments resulting from translating the financial statements of foreign subsidiaries are recorded in other comprehensive income as a separate component of shareholders' equity.

Transactions incurred in currencies other than the functional currency are converted to the functional currency at the transaction date. Monetary assets and liabilities denominated in a currency other than the functional currency are converted to the functional currency at the exchange rate in effect at the balance sheet date. All foreign currency transaction gains or losses are included in earnings.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities with original maturities between three and 12 months from the balance sheet date. Long-term marketable securities comprise debt securities with original maturities in excess of 12 months from the balance sheet date and DRD eligible securities.

During the fiscal quarter ended October 31, 2002, in connection with the Company's adoption of certain actions aimed in part at mitigating the risk of the Company being treated as a passive foreign investment company for US federal income tax purposes, the Company liquidated a sufficient amount of debt securities to transfer $135.0 million in cash to its wholly owned subsidiary, Descartes U.S. Holdings, Inc., as an additional equity investment. Descartes U.S. Holdings, Inc. subsequently purchased DRD eligible securities issued by US corporations, which are not anticipated to be treated as passive assets. Prior to these events, the Company's investments in debt securities were accounted for using the amortized cost method as the Company had the intent and ability to hold the debt securities to their maturity. As a result of these events, the Company's investment portfolio has been reclassified as "available for sale" and all debt securities have been marked to market with the resulting gain or loss included in other comprehensive income (loss).


40 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

CAPITAL ASSETS
Capital assets are recorded at cost. Depreciation of the capital assets is generally recorded at the following rates:

    Computer equipment and software            30% declining balance
    Furniture and fixtures                     20% declining balance
    Leasehold improvements                     Straight-line over lesser of
                                               life of asset or term of lease,
                                               generally 5 years

The Company reviews the carrying value of these assets at least annually for evidence of impairment. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the present value of the expected future cash flows.

GOODWILL AND INTANGIBLE ASSETS

Descartes accounts for goodwill in accordance with the Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets," which it adopted effective February 1, 2002. SFAS 142, among other things, requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. The Company has designated February 1 as the date for its annual impairment test.

Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally five years. The Company reviews the carrying value of these assets at least annually for evidence of impairment. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the present value of the expected future cash flows.

RESEARCH AND DEVELOPMENT COSTS

The Company incurs costs related to research and development of its software. To date, the Company has not capitalized any development costs under the Financial Accounting Standards Board's ("FASB") SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company has defined the attainment of technological feasibility as completion of a working model. The costs incurred between the time of establishment of a working model and the time when products are marketed are insignificant. Consequently, costs that are eligible for capitalization are expensed in the period incurred.

REVENUE RECOGNITION

Descartes recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") and the US Securities Exchange Commission's Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101").

Descartes' revenues are generated principally from (i) ongoing network usage fees in the form of transactional and monthly subscription fees, (ii) software licenses that grant customers the right to use the Company's software products,
(iii) professional services revenues from a variety of services related to the implementation, training in use and support of the Company's software, including project management, consulting and other services, and (iv) maintenance and other revenues, which include revenues associated with annual software maintenance and support services.

Network-related revenues generally consist of fees arising from customers processing transactions through the Company's Global Logistics Services Network ("GLSN") and are recognized as transactions occur.

In accordance with SOP 97-2, as amended, revenues derived from multiple-element software sale arrangements are recognized in earnings based on the relative fair values of the individual elements. Software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed or determinable and no significant production, modification or customization of the software is required and collection is considered probable by management. If the revenue recognition criteria above are not satisfied, amounts received from customers are classified as deferred revenue on the balance sheet until such time as the revenue recognition criteria are met.

Service revenues are primarily derived from fees for consulting, implementation and training services related to the Company's logistics solutions and are recognized as the services are performed.

Maintenance revenues are normally billed in advance and recorded as deferred revenue. Deferred revenue resulting from maintenance contracts is amortized to earnings ratably over the term of the maintenance period.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of tax assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.



                                             THE DESCARTES SYSTEMS GROUP INC. 41

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)


STOCK-BASED COMPENSATION

Stock-based compensation arising from stock option plans is accounted for by the intrinsic value method under Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123, "Accounting for Stock-Based Compensation" encourages, but does not require, the cost of stock-based compensation arrangements with employees to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for stock-based compensation awards to employees under its stock option plans (Note
13).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements, including rescinding SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS 4 encouraged. The Company has treated the gains or losses on the purchase of convertible debentures for cancellation as extraordinary items. The classification of gains or losses realized on any future redemption of convertible debentures will be assessed under the requirements of SFAS 145.

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that are incurred over time.

The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002. The provisions of EITF Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF Issue 94-3 prior to the initial application of SFAS 146. The Company's restructuring reserves and costs as outlined in Note 9 have been determined under the provisions of EITF Issue 94-3.

GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued in November 2002. FIN 45 requires that, upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirement of FIN 45 is effective for guarantees issued or modified after December 31, 2002. As of January 31, 2003, the Company's guarantees that were issued or modified after December 31, 2002 were not material. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. Prior to January 31, 2003, the Company, from time to time, has entered into intellectual property and other indemnification agreements, as well as agreements containing warranties, that are customary in the industry. The Company has not made any significant payments under such agreements and no amounts have been accrued in the consolidated financial statements with respect to these guarantees.

STOCK-BASED COMPENSATION In December 2002, FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition of SFAS 148 are effective for fiscal years ending after December 15, 2002. The disclosure provision of SFAS 148 is effective for interim periods beginning after December 15, 2002. The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion 25, "Accounting for Stock Issued to Employees" and it does not expect the adoption of SFAS 148 to have a material impact on its operating results or financial position.

COMPARATIVE AMOUNTS

Comparative amounts are reclassified to conform with the current year's financial statement presentation.

3. ACQUISITIONS

MATERIAL ACQUISITIONS COMPLETED IN THE YEAR ENDED JANUARY 31, 2003

In December 2001, in a cash transaction ($2.5 million), the Company acquired from Nocom AB, an information technology company headquartered in Sweden, Nocom's 70% ownership interest in Tradevision AB, a Sweden-based provider of global connectivity and value-added software solutions for transportation logistics. In October 2002, in a cash transaction ($0.7 million), the Company acquired the remaining 30% interest of Tradevision from SAS Cargo Group A/S, a transportation solution provider headquartered in Denmark. The share purchase agreement with SAS Cargo Group A/S also provides for an additional purchase price earn-out amount of a maximum of $0.7 million over a four-year period. The Company also issued 78,250 options to purchase common shares of the Company to employees of Tradevision pursuant to the Company's Option Plan, of which 15,730 were exercisable as of January 31, 2003.


42 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

In conjunction with the acquisitions of the shares of Tradevision AB, the Company developed a plan to restructure the operations of Tradevision to eliminate redundant staff positions, offices and network infrastructures. The final plans resulted in severance costs of approximately $2.1 million, infrastructure consolidation costs of $1.2 million and office closure and other exit activity costs of $0.5 million. As at January 31, 2003, $1.9 million of the provision for the restructuring costs, comprised of $1.7 million of cash costs and $0.2 million of non-cash costs, has been drawn down. The restructuring plan is expected to be completed by the end of fiscal year 2004.

The total purchase price of $7.6 million for Tradevision AB, which includes the cash consideration, the restructuring costs and other acquisition-related expenses, has been accounted for using the purchase method. The allocations set out in the table below are based on an appraisal of the acquired intangibles performed by an independent consultant engaged by the Company during fiscal year 2003.

                                                                     Tradevision
--------------------------------------------------------------------------------
Purchase price including acquisition costs                                  7.6
================================================================================
Allocated to:
  Customer agreements and relationships                                     0.5
  Existing technology                                                       1.8
  Trade names                                                               1.0
  Goodwill                                                                  4.1
  Other net assets (liabilities)                                            0.2
--------------------------------------------------------------------------------
                                                                            7.6
================================================================================

UNAUDITED SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

The following table presents unaudited pro forma revenue, loss and loss per share as if the Company had acquired Tradevision, effective February 1, 2002 and February 1, 2001:

                                     Year Ended      January 31,    January 31,
--------------------------------------------------------------------------------
                                                            2003           2002
                                                     ---------------------------
Revenue                                                   70,383         83,436
Loss                                                   (138,643)        (61,185)
Loss per share                                            (2.65)          (1.20)
================================================================================

MATERIAL ACQUISITIONS COMPLETED IN THE YEAR ENDED JANUARY 31, 2002

During the year ended January 31, 2002, in addition to the purchase of the 70% interest in Tradevision described above, the Company completed the acquisitions set out in the table below, which have been accounted for using the purchase method:

                                        Centricity   TranSettlements   NeoModal
--------------------------------------------------------------------------------
Purchase price including
  acquisition costs                         24,831            26,083      5,587
================================================================================
Allocated to:
  In-process research and development        4,500               --         --
  Assembled workforce                          --                694      1,397
  Customer agreements and relationships        --             10,800        --
  Non-compete covenants                        --                --         560
  Existing technology                        7,753               --       3,630
  Trade names                                1,545             1,946        --
  Goodwill                                  10,743            11,426        --
  Other net assets (liabilities)               290             1,217        --
--------------------------------------------------------------------------------
                                            24,831            26,083      5,587
================================================================================

In July 2001, the Company issued 1,311,205 common shares to the former shareholders of Centricity, Inc. ("Centricity") and issued 208,107 options to purchase common shares in the Company to the employees of Centricity (such shares and options collectively valued at approximately $24 million) and cancelled a note receivable of $350,000 in exchange for receiving 100% of the outstanding share capital of Centricity. Centricity was a privately held Atlanta, Georgia, company specializing in ground transportation and optimization solutions. As at January 31, 2003, 131,129 of these employee stock options were outstanding, of which 64,777 were exercisable.


                                             THE DESCARTES SYSTEMS GROUP INC. 43

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)



In June 2001, the Company announced that it had expanded its messaging services available over the GLSN with the completion of the acquisition of TranSettlements, Inc. of Atlanta, Georgia. TranSettlements was a leading provider of logistics network messaging services for the North American ground transportation industry. The acquisition was completed by the issuance of 1,534,964 common shares to the former shareholders of TranSettlements and the issuance of 176,859 options to purchase common shares in the Company to the employees of TranSettlements (such shares and options collectively valued at approximately $25 million) in exchange for all of the outstanding share capital of TranSettlements. As at January 31, 2003, 56,249 of these employee stock options were outstanding, of which 11,262 were exercisable.

In May 2001, pursuant to an asset purchase agreement, the Company acquired certain technology assets of NeoModal.com, L.L.C., a Delaware limited liability corporation, which developed, marketed and supported a suite of Internet-based logistics products for the global transportation industry. The acquisition of certain technology assets, which also included the transfer of certain employees of NeoModal to the Company, was completed by the issuance of 50,030 common shares to NeoModal (valued at approximately $1 million), payment of cash of approximately $3.2 million, cancellation of a note receivable of $900,000 from NeoModal and the issuance of 99,750 options to purchase common shares of the Company to these new employees. As at January 31, 2003, 63,017 of these employee stock options were outstanding, of which 26,484 were exercisable.

The allocations shown in the preceding table for Centricity and TranSettlements are based on an appraisal of the acquired intangibles, performed by an independent consultant engaged by the Company during fiscal year 2002. The acquired in-process research and development costs of Centricity reflected values assigned to technology which had not reached a feasible stage as of the acquisition date and, other than its intended use, had no alternative future use. Accordingly, the Company recorded a charge of $4.5 million in the second quarter ended July 31, 2001. The value allocated to in-process research and development reflected the present value of the projected revenues likely to be generated upon completion of the projects and the beginnings of commercial sale, the related operating expenses and the cost to complete the project. A discount factor of 20% was applied, which reflected the time value of invested capital as well as the related technological and market risks. The purchase price allocation shown above for the specific technology assets of NeoModal that were acquired is based on an internal assessment of the acquired intangibles.

UNAUDITED SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

The following table presents unaudited pro forma revenue, loss and loss per share as if the Company had acquired Tradevision, Centricity, TranSettlements and Neomodal effective February 1, 2001 and February 1, 2000:

                                         Year Ended   January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2002          2001
                                                      --------------------------
Revenue                                                    87,140        79,815
Loss                                                      (61,280)      (45,931)
Loss per share                                              (1.18)        (0.97)
================================================================================

MATERIAL ACQUISITIONS COMPLETED IN THE YEAR ENDED JANUARY 31, 2001

During the year ended January 31, 2001, the Company acquired the businesses set out in the table below, which have been accounted for using the purchase method:

                                                TSV     TraffiCop   E-Transport
--------------------------------------------------------------------------------
Purchase price including acquisition costs   51,480        16,042        82,310
================================================================================

Allocated to:
  In-process research and development           --            --         19,033
  Assembled workforce                           663           --          2,275
  Customer agreements and relationships       5,979           --          7,123
  Non-compete covenants                         602           --            --
  Existing technology                         1,765           --            --
  Trade names                                   998           --          5,607
  Goodwill                                   39,547        16,042        47,987
  Other net assets acquired                   1,926           --            285
--------------------------------------------------------------------------------
                                             51,480        16,042        82,310
================================================================================

44 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

In December 2000, in connection with the acquisition of the transportation services vertical ("TSV") of BCE Emergis Inc., the Company paid cash totaling approximately $16.4 million (excluding acquisition costs), issued 1,388,000 common shares valued at $32 million and granted 25,850 options to purchase common shares of the Company to TSV employees. As at January 31, 2003, 10,500 of these employee stock options were outstanding, of which 4,800 were exercisable.

In November 2000, the Company issued 549,945 common shares to the former shareholders of TraffiCop, Inc., valued at approximately $15.6 million, to acquire 100% of the outstanding shares of TraffiCop, an e-commerce shipping and logistics service provider.

In February 2000, the Company issued 2,231,336 common shares to the former shareholders of E-Transport Incorporated ("E-Transport") and 146,070 options to purchase common shares in the Company to E-Transport employees (such common shares and options collectively valued at approximately $80 million) in exchange for 100% of the outstanding share capital of E-Transport, a privately held Pittsburgh, Pennsylvania, company specializing in hosted software and logistics exchange solutions for the multi-modal ocean transportation markets. As at January 31, 2003, 25,968 of these employee stock options issued on acquisition were outstanding, of which 25,823 were exercisable.

The Company received an independent appraisal of the tangible assets acquired as part of the acquisition of E-Transport, which indicated that $19.0 million of such assets consisted of in-process research and development. The value allocated to in-process research and development reflected the present value of the projected revenues likely to be generated upon completion of the projects and the beginnings of commercial sale, the related operating expenses and the cost to complete the project. A discount factor of 20% was applied, which reflected the time value of invested capital as well as the related technological and market risks. In the opinion of management and the appraiser, the acquired in-process research and development had not reached technological feasibility as of the acquisition date and, other than its intended use, had no alternative future uses. Accordingly, the Company recorded a charge of $19.0 million in the first quarter of the year ended January 31, 2002.

UNAUDITED SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

The following table presents unaudited pro forma revenue, loss and loss per share as if the Company had acquired TSV, TraffiCop and E-Transport effective February 1, 2000 and February 1, 1999:

                                         Year Ended   January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2001          2000
                                                      --------------------------
Revenue                                                    79,300        73,252
Loss                                                      (54,897)      (69,469)
Loss per share                                              (1.49)        (1.43)
================================================================================

MATERIAL DISPOSITIONS COMPLETED IN THE YEAR ENDED JANUARY 31, 2001

In April 2000, the Company announced the completion of a transaction for the creation of DSD Solutions, Inc. ("DSD," subsequently renamed Global Beverage Group), a new, privately held direct store delivery solutions vendor focused on providing enterprise software and services to the direct store delivery marketplace. Under the terms of the deal, the Company contributed its direct store delivery-focused technology and certain customer contracts, together with approximately 160 employees who joined DSD. In exchange, the Company received approximately $9 million cash, an ongoing royalty on sales of the transferred technology, an approximate 20% interest in DSD and an option to acquire an additional 20% of DSD.

4. MONETARY ASSETS

Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities with original maturities between three and 12 months from the balance sheet date. Long-term marketable securities comprise debt securities with original maturities in excess of 12 months from the balance sheet date and DRD eligible securities. All debt securities are marked to market.

                                             THE DESCARTES SYSTEMS GROUP INC. 45

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)


                                        January 31,                 January 31,
--------------------------------------------------------------------------------
                                               2003                        2002
                               Yield to                    Yield to
                               Maturity      Amount        Maturity      Amount
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Cash and short-term deposits   nil to 2%     21,195       nil to 2%      11,137
Commercial paper                     --         --   2.21% to 2.45%      24,964
--------------------------------------------------------------------------------
                                             21,195                      36,101
================================================================================

SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES:
Corporate bonds            1.66% to 4.7%      8,521  1.52% to 4.34%      82,485
--------------------------------------------------------------------------------
LONG-TERM INVESTMENTS IN MARKETABLE SECURITIES:
Corporate bonds            1.61% to 1.76%     9,386  2.27% to 5.15%      82,444
DRDs                       1.21% to 2.15%   135,000            --
--------------------------------------------------------------------------------
                                            144,386                      82,444
================================================================================

TRADE RECEIVABLES

Trade receivables are net of an allowance for doubtful accounts of $2.8 million (January 31, 2002 - $3.2 million).

5. CAPITAL ASSETS

                                                      January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2003          2002
                                                      --------------------------
Cost
  Computer equipment and software                          19,916        16,705
  Furniture and fixtures                                    4,142         2,938
  Leasehold improvements                                    2,021         1,935
--------------------------------------------------------------------------------
                                                           26,079        21,578
--------------------------------------------------------------------------------
Accumulated depreciation
  Computer equipment and software                          11,360         9,406
  Furniture and fixtures                                    1,486         1,135
  Leasehold improvements                                    1,082           776
--------------------------------------------------------------------------------
                                                           13,928        11,317
--------------------------------------------------------------------------------
                                                           12,151        10,261
================================================================================

At January 31, 2003, the net carrying amount of assets under development that are not being depreciated comprise computer equipment and software of $1.3 million and leasehold improvements of $0.1 million.

6. LONG-TERM INVESTMENTS

In June 2000, in conjunction with the licensing of its DeliveryNet solutions to LM Solutions, the Company took a minority position in LM Solutions valued at $5.0 million. LM Solutions is an online food retailer based in the United Kingdom.

In September 2000, the Company invested $2.5 million in Maptuit Corporation by way of $0.5 million in cash and the issuance of 39,526 common shares valued at $2.0 million. Maptuit is a provider of wireline and wireless Internet-based location services for maps, directions and points of interest.

In November 2000, in connection with the acquisition of TraffiCop, the Company made a commitment to invest $3.0 million in two companies that were spun off from TraffiCop. As at January 31, 2003, the entire committed amount had been invested in these companies.

In December 2000, the Company acquired a minority position in Sameday.com, Inc. for cash consideration of $2.5 million. Sameday provided Internetbased supply chain management technology.


46 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP


During the quarter ended April 30, 2001, management conducted a review of the carrying value of the long-term investments and, as a result, recorded a provision of $9.8 million against the carrying values of certain of these long-term investments, as the impairments were considered to be other than temporary. The impairment resulted from the general market conditions for the technology industry and delays in achieving pre-established product development and revenue growth targets by certain of these investees.

7. GOODWILL AND INTANGIBLE ASSETS

                                                      January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2003          2002
                                                      --------------------------
Goodwill
  Cost                                                    142,085       141,148
  Accumulated amortization and impairment                 124,482        37,692
--------------------------------------------------------------------------------
                                                           17,603       103,456
================================================================================

                                                      January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2003          2002
                                                      --------------------------
INTANGIBLE ASSETS
Cost
  Customer agreements and relationships                    24,809        23,902
  Non-compete covenants                                     1,162         1,162
  Existing technology                                      15,799        14,006
  Trade names                                              11,110        10,096
--------------------------------------------------------------------------------
                                                           52,880        49,166
--------------------------------------------------------------------------------

Accumulated amortization and impairment
  Customer agreements and relationships                    18,117         5,466
  Non-compete covenants                                       549           205
  Existing technology                                      12,243         2,366
  Trade names                                               8,365         3,162
--------------------------------------------------------------------------------
                                                           39,274        11,199
--------------------------------------------------------------------------------
                                                           13,606        37,967
================================================================================

Amortization of intangible assets in the years ended January 31 of each of 2004, 2005, 2006, 2007, 2008 and 2009 and thereafter is expected to be $5.3 million, $4.1 million, $2.7 million, $1.0 million, $0.2 million and $0.3 million, respectively.

In July 2001, FASB issued SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies the criteria by which intangible assets acquired in a business combination be recognized and reported separately from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives, and be reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

As required, the Company adopted the provisions of SFAS 141 effective July 1, 2001 and adopted the requirements of SFAS 142 effective February 1, 2002. Furthermore, any goodwill or other intangible asset, determined to have an indefinite useful life, that was acquired in a business combination completed after June 30, 2001 was not amortized but was evaluated for impairment in accordance with previously existing accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized in fiscal year 2002.


                                             THE DESCARTES SYSTEMS GROUP INC. 47

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)


Effective February 1, 2002, the Company ceased amortization of all goodwill acquired on business combinations. Furthermore, under SFAS 141, the Company reclassified to goodwill the carrying value of its previously identified assembled workforce assets. As a result of this reclassification, the recorded goodwill as at February 1, 2002 increased by $3.9 million (February 1, 2001 - $2.7 million). The following table presents the impact of the SFAS 142 requirements on loss and basic and diluted loss per common share after extraordinary items as if the standard had been in effect beginning February 1, 2000:

                           Year Ended   January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
Loss as reported                           (138,195)      (58,718)      (31,626)
Goodwill amortization adjustment                --         24,521        11,291
--------------------------------------------------------------------------------
Adjusted loss                              (138,195)      (34,197)      (20,335)
================================================================================
Loss per share as reported
  Basic and diluted                           (2.65)        (1.15)        (0.72)
================================================================================
Adjusted loss per share
Basic and diluted                             (2.65)        (0.67)        (0.46)
================================================================================

In adopting SFAS 142, the Company conducted the required transitional impairment test, using a valuation approach based on market capitalization and discounted cash flow techniques, as of February 1, 2002, and concluded that no impairment of the goodwill had occurred. The Company also reviewed the other intangible assets acquired, concluding that no change needed to be made to the previously estimated useful lives of those items. These reviews were conducted with the assistance of independent valuation consultants. Furthermore, the Company designated February 1 as the date for its annual impairment test and as such no impairment was required to be recorded on February 1, 2002.

In accordance with the requirements of SFAS 142, the Company conducted its annual goodwill impairment test as of February 1, 2003, using a valuation approach based on market capitalization and discounted cash flow techniques. Due to the decline in the Company's share prices, the valuation indicated a goodwill impairment amount of $86.7 million which was recorded in the results of operations for the year ended January 31, 2003. In conjunction with the annual goodwill impairment test and in accordance with SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company engaged the services of an independent consulting firm to perform a fair valuation of the recorded and unrecorded intangible assets of the Company as at January 31, 2003. The valuation indicated a total impairment of the Company's recorded intangible assets of $18.0 million (Customer Agreements and Relationships-$7.9 million; Existing Technology-$6.9 million; Trade Names-$3.2 million), which was recorded in the results of operations for the year ended January 31, 2003.

8. BANK INDEBTEDNESS

The Company has operating lines of credit of Canadian $9.5 million ($6.2 million) in Canada. Borrowings under this facility bear interest at prime rate based on the borrowed currency (4.5% on Canadian dollar borrowings and 4.75% on US dollar borrowings at January 31, 2003), are due on demand and are secured by $1.7 million in money market funds and a general assignment of inventory and accounts receivable. As at January 31, 2003, the Company had issued letters of credit with balances outstanding of $3.9 million, which reduced the available operating line of credit by a corresponding amount.

A US subsidiary of the Company has an unutilized operating line of credit of $3.5 million with a Canadian chartered bank. Borrowings under this facility bear interest at prime rate (4.75% at January 31, 2003), are due on demand and are secured by a general assignment of inventory and accounts receivable.

A Swedish subsidiary of the Company has an unutilized operating line of credit of $0.7 million with a Swedish chartered bank. Borrowings under this facility bear interest at prime (4.75% at January 31, 2003), are due on demand and are secured by a letter of guarantee of the Company and its Canadian bankers.

9. RESTRUCTURING COST

On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower the overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities.

The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The Company recorded a workforce reduction charge of $2.1 million related to severance and other payroll benefits of which $2.0 million has been paid as of January 31, 2003.

The Company also recorded a restructuring charge of $1.9 million relating to the consolidation of excess office facilities and equipment. The closure or consolidation of office facilities comprised lease termination and non-cancelable lease costs as well as the write-off of redundant assets.


48 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

The Company has substantially completed its August 2001 restructuring plan. The activities of the restructuring plan are summarized as follows:

                                                                                                          Remaining
                                       Initial       Subsequent                                     Provision as at
                                 Restructuring       Cumulative              Cumulative Drawdowns       January 31,
August 2, 2001 Announcement          Provision    Net Revisions     Total      Cash      Non-Cash              2003
-------------------------------------------------------------------------------------------------------------------
Workforce reduction                      2,058               43     2,101    (2,021)           --                80
Consolidation of excess
 facilities and equipment                1,926             (123)    1,803    (1,689)          (59)               55
-------------------------------------------------------------------------------------------------------------------
                                         3,984              (80)    3,904    (3,710)          (59)              135
===================================================================================================================

The cumulative net revisions to the August 2001 restructuring provision included additional costs of $0.5 million incurred for the completion of the closure of excess facilities identified under the August 2001 restructuring plan. These additional costs, which were recorded in the quarter ended July 31, 2002, were more than offset by a $0.5 million reversal of the provision recorded in the quarter ended April 30, 2002, due to a favorable settlement reached with respect to the early termination of a certain redundant office facility in the United States, and a $0.2 million reversal of the provision recorded in the quarter ended January 31, 2003 as a result of the redeployment of certain redundant assets.

On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services primarily in Waterloo, Ontario. The plans also include the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans have resulted in a reduction of workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operates. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company has also identified leased facilities, which are in excess of the Company's ongoing space requirements. The termination cost of these leased facilities along with the redundant leasehold improvements, furniture and fixtures, and computer equipment are reflected in the restructuring provision. Furthermore, the restructuring provision reflects the cost of consolidation of data center facilities.

During the quarter ended October 31, 2002, the Company continued with its restructuring plans with further staff terminations of approximately 40 employees (including certain management layers) and recorded certain office closure costs as incurred. The additional staff termination and office closure costs in the quarter included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision AB (Note
3) further to the acquisition of the interest of the minority shareholder in Tradevision. These additional restructuring initiatives, which had commenced in anticipation of the acquisition of the minority interest in Tradevision, resulted in a charge of $2.4 million to the restructuring reserve.

During the quarter ended January 31, 2003, the Company continued with its restructuring plans with further staff terminations and recorded certain office closure costs as incurred. With the acquisition of the remaining 30% interest in Tradevision AB (Note 3), the Company commenced its exit plan related to the process of consolidation of its network infrastructure, which has inherent capacity redundancies resulting from the acquisitions completed by the Company in the previous three years. The restructuring charges in the fourth quarter of fiscal 2003 reflect the cost of redundant capacity on a third party network-hosting facility. The final exit liability, including contract cancellation penalties, cost of redundant network systems and additional severance charges, will be dependent on third party negotiations which are anticipated to be completed in the first quarter of fiscal 2004.

During the third and fourth quarters of fiscal 2003, the Company revised certain of its estimates with respect to office closure costs and redundant assets, mainly due to the establishment and execution of selective redeployment of its redundant assets, in its continuing global operations. The activities of the restructuring plan are summarized as follows:

                                                                                                          Remaining
                                       Initial       Subsequent                                     Provision as at
                                 Restructuring       Cumulative              Cumulative Drawdowns       January 31,
June 19, 2002 Announcement           Provision    Net Revisions     Total      Cash      Non-Cash              2003
-------------------------------------------------------------------------------------------------------------------
Workforce reduction                      2,381            2,958     5,339    (4,782)          (90)              467
Office closure costs                     3,399            1,857     5,256    (4,667)         (182)              407
Redundant assets                           839             (229)      610        --          (610)               --
Data center consolidations                 550             (379)      171      (171)           --                --
Network system consolidations               --              416       416      (416)           --                --
-------------------------------------------------------------------------------------------------------------------
                                         7,169            4,623    11,792   (10,036)         (882)              874
===================================================================================================================

The provision shown above does not include certain office closure costs, which will be recorded as restructuring charges as and when incurred.


                                             THE DESCARTES SYSTEMS GROUP INC. 49

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)


10. CONVERTIBLE DEBENTURES

On June 30, 2000, the Company issued $75 million aggregate principal amount of 5.50% convertible unsecured subordinated debentures maturing on June 30, 2005, the issuance of which was qualified by a short form prospectus dated June 26, 2000. Interest on the debentures has accrued from June 30, 2000 and is payable in equal semi-annual installments in arrears on June 30 and December 30 of each year, the first payment having been made on December 30, 2000. Issuance costs of $3.5 million are shown as deferred charges on the balance sheet and are being amortized to interest expense over the term of the debenture.

Each debenture is convertible, at the option of the holder, into common shares at any time prior to June 30, 2003 at a price of $35 per common share. The debentures are not redeemable prior to June 30, 2003. Subsequent to June 30, 2003, the debentures may be redeemed at the option of the Company, provided that the average closing price of the common shares on the Nasdaq National Market during the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. The Company may elect to satisfy the obligation to pay all or any part of the aggregate principal amount of the debentures on redemption by delivery of that number of common shares obtained by dividing the principal amount of the debentures by 95% of the average closing price of the common shares on the Nasdaq National Market for the period of 20 consecutive trading days ending five trading days before the redemption date.

In each of December 2001 and March 2002, pursuant to a normal course issuer bid, the Company purchased for cancellation $1.5 million principal amount of the debentures, or an aggregate of $3.0 million. In each case, the debentures were purchased for approximately $1.1 million, resulting in an extraordinary gain of $0.4 million, which was recorded in the related fiscal quarter.

On August 1, 2002, the Company announced that it was offering to purchase for cancellation up to $51,428,571 aggregate principal amount of the debentures. The Company was to pay a cash price of $700 for each $1,000 principal amount of debentures, plus accrued and unpaid interest. The offer was made by way of an issuer bid, which was to be open for acceptance until September 6, 2002, unless extended or withdrawn. On September 7, 2002, the Company announced that pursuant to the offer, it would acquire a nominal principal amount of the debentures (which acquisition was completed later in the quarter) and that it did not intend to extend the offer. The acquisition of the debentures resulted in an extraordinary loss of $0.5 million (including costs associated with the offer).

11. SHARE CAPITAL

The authorized capital of the Company consists of an unlimited number of common shares. At January 31, 2003, there were 52,224,511 common shares issued and fully paid. At January 31, 2002, there were 52,229,333 common shares issued and fully paid.

YEAR ENDED JANUARY 31, 2003
The decrease in the number of common shares issued between fiscal 2003 as compared to fiscal 2002 resulted from cancelling common shares held in an escrow account as part of the acquisition of TranSettlements, offset by an increase from the issuance of common shares pursuant to the exercise of employee stock options.

YEAR ENDED JANUARY 31, 2002
On May 11, 2001, the Company issued 50,030 common shares, valued at $20 per share, to purchase certain technology assets of NeoModal.com L.L.C. (Note 3).

On June 20, 2001, the Company issued 1,534,964 common shares, valued at $15.15 per share, to acquire all of the outstanding shares of TranSettlements, Inc. (Note 3).

On July 2, 2001, the Company issued 1,311,205 common shares, valued at $17.09 per share, to acquire all of the outstanding shares of Centricity, Inc. (Note
3).

YEAR ENDED JANUARY 31, 2001
On February 29, 2000, the Company issued 2,231,336 common shares, valued at $33.65 per share, to acquire all of the outstanding shares of E-Transport Incorporated (Note 3).

On September 27, 2000, the Company issued 39,526 common shares, valued at $50.60 per share, as an investment in Maptuit Corporation (Note 6).

On October 24, 2000, the Company issued 3,000,000 common shares in a public offering at a price of Canadian $64.00, the issuance of which was qualified by a short form prospectus dated October 17, 2000. Proceeds of the offering were $120.7 million net of issuance costs of $6.1 million.

On November 21, 2000, the Company issued 549,945 common shares, valued at $28.37 per share, for all of the outstanding shares of TraffiCop, Inc. (Note 3).

On December 21, 2000, the Company issued 1,388,000 common shares, valued at $23.07 per share, to acquire the transportation services vertical of BCE Emergis Inc. (Note 3).


50 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP
12. STOCK OPTION PLAN

During the year ended January 31, 1997, the Board of Directors of the Company adopted The Descartes Systems Group Inc. Stock Option Plan (the "Option Plan") applicable to the Company's directors, officers, employees and service providers. Under the Option Plan, 1,228,603 common shares were authorized to be granted. In June 1998 and June 2000, the Company's shareholders increased the number of common shares authorized for issuance under the Option Plan to 6,000,000 and 8,654,787, respectively. Pursuant to the Stock Option Plan, the exercise price of each option is denominated in Canadian dollars and is the greater of the closing sale price for board lots of common shares on the Toronto Stock Exchange and Nasdaq National Market on the first business day immediately preceding the day on which the exercise price is to be determined and on which at least one board lot was traded. The term of any option may not exceed ten years. Pursuant to the Option Plan, where the service of an employee is terminated for cause or on removal of a director prior to the end of such director's term, all options, whether vested or not, immediately terminate. Pursuant to the Option Plan, where the service of an employee has been terminated, other than a termination due to cause or on removal of a director prior to the end of such director's term, all options which have not then vested expire immediately upon termination and all options which have vested as of the date of termination may be exercised at any time up to and including the date six months after the date of termination or non re-election.

A summary of the activity in the Option Plan for the three years ended January 31, 2003 is set forth below (exercise prices are translated to US dollars at the exchange rate in effect on January 31, 2003):
                                                                       Weighted
                                                                        Average
                                          Available     Number of      Exercise
                                          for Grant        Shares         Price
--------------------------------------------------------------------------------
Balance at January 31, 2000               1,564,337     3,979,474          5.47
  Authorized                              2,654,787
  Granted                                (1,052,112)    1,052,112         28.14
  Forfeited                                 661,031      (661,031)        10.51
  Exercised                                            (1,135,258)         5.18
--------------------------------------------------------------------------------
Balance at January 31, 2001               3,828,043     3,235,297         11.91
  Granted                                (1,154,791)    1,154,791         10.08
  Forfeited                                 225,346      (225,346)        14.80
  Exercised                                              (520,297)         4.68
--------------------------------------------------------------------------------
Balance at January 31, 2002               2,898,598     3,644,445         12.15
  Granted                                  (780,750)      780,750          4.19
  Forfeited                                 554,767      (554,767)        16.72
  Exercised                                               (11,932)         5.09
--------------------------------------------------------------------------------
Balance at January 31, 2003               2,672,615     3,858,496          9.91
================================================================================
Exercisable at January 31, 2001                         1,574,514          7.63
Exercisable at January 31, 2002                         2,032,182         11.50
EXERCISABLE AT JANUARY 31, 2003                         2,617,487         10.61
================================================================================

The following table summarizes information concerning currently outstanding options at January 31, 2003:

                                             Weighted
                                              Average   Weighted                 Weighted
                               Number of    Remaining    Average     Number of    Average
                                 Options  Contractual   Exercise       Options   Exercise
Range of Exercise Prices     Outstanding   Life(years)     Price   Exercisable      Price
-----------------------------------------------------------------------------------------
2.39 - 6.44                    2,434,648         2.28       4.84     1,523,520       5.16
7.16 - 17.37                     818,158         5.11      11.19       627,684      10.84
23.54 - 29.43                    446,750         4.17      26.20       372,203      26.45
33.68 - 37.15                    158,940         4.31      35.25        94,080      34.75
-----------------------------------------------------------------------------------------
                               3,858,496                             2,617,487
=========================================================================================

                                             THE DESCARTES SYSTEMS GROUP INC. 51

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)

13. STOCK-BASED COMPENSATION

Had compensation costs for the Company's stock option plan been determined based on the fair value of the options at the grant date for awards to employees, consistent with the methodology prescribed under SFAS 123, the Company's loss and loss per share would have been as follows, on a pro forma basis:

                           Year Ended   January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
Loss
  As reported                              (138,195)      (58,718)      (31,626)
  Pro forma stock option expense             (8,546)       (9,022)       (8,660)
--------------------------------------------------------------------------------
  Pro forma                                (146,741)      (67,740)      (40,286)
--------------------------------------------------------------------------------
Loss per share, basic and diluted
  As reported                                 (2.65)        (1.15)        (0.72)
  Pro forma                                   (2.81)        (1.33)        (0.91)
--------------------------------------------------------------------------------

The weighted average fair value for stock options granted during the years ended January 31 of each of 2003, 2002 and 2001 were $3.43, $7.32 and $24.32, respectively.

The following assumptions were made in determining the fair value of stock options at the grant dates using a Black-Scholes option pricing model:

Assumption               Year Ended     January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
Volatility factor of expected market
  price of the Company's stock                91.0%        108.0%        101.0%
Dividend yield                                 0.0%          0.0%          0.0%
Weighted average expected life of
  stock options (years)                        3.6           4.4           4.2
Risk-free interest rate                        4.2%          4.6%          6.4%
================================================================================

14. INCOME TAXES

The components of the net deferred tax asset are as follows:

                                        January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
Accruals not currently deductible             1,154         2,742         4,508
Accumulated net operating losses
  Canada                                      9,996         2,049         2,128
  United States                              28,453        32,593        23,911
  Europe, Middle East and Africa (EMEA)       7,126         3,472         3,289
  Asia-Pacific                                2,057         1,386           906
Difference between tax and accounting
  basis of capital assets                     4,292         4,411         7,531
Research and development tax credits and
  expenses                                    4,220         3,894         2,267
Share issuance costs                          1,030         1,738         4,822
--------------------------------------------------------------------------------
Net deferred tax asset                       58,328        52,285        49,362
Valuation allowance                         (58,328)      (52,285)      (49,362)
--------------------------------------------------------------------------------
Deferred tax asset, net of valuation
  allowance                                     --            --            --
================================================================================


52 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP

The provision for income taxes varies from the expected provision at the statutory rates for the following reasons:

                          Year Ended    January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------

Combined basic Canadian statutory rates       38.5%         41.4%         43.7%
================================================================================
Recovery of income taxes based
  on the above rates                        (53,483)      (24,422)      (13,698)
Increase (decrease) in income taxes
 resulting from:
  Permanent differences including
    amortization of intangibles              45,741        19,950         9,330
  Effect of differences between Canadian
    and foreign tax rates                     1,050           603           563
  Application of loss carryforwards             (30)         (797)       (2,601)
  Non-recognition of loss carryforwards       6,722         4,228         6,406
  Other                                        (362)          516           310
--------------------------------------------------------------------------------
Provision for (recovery of) income taxes       (362)           78           310
================================================================================

The Company and its subsidiaries have combined income tax loss carryforwards of approximately $130.4 million which expire as follows:

Expiry year                        Canada   United States      EMEA   Asia-Pacific     Total
--------------------------------------------------------------------------------------------
2004                                   --              --       353             --       353
2005                                   --              --       317             --       317
2006                                   --              --       295             --       295
2007                                6,014           1,877       694             --     8,585
2008                                  592           3,222       177             --     3,991
2009                                3,135           3,921        --             --     7,056
2010                               16,257           4,298        --             --    20,555
2011                                   --           7,263        --             --     7,263
2012                                   --           6,048        --             --     6,048
2018                                   --           3,167        --             --     3,167
2019                                   --          18,074        --             --    18,074
2020                                   --          20,991        --             --    20,991
2021                                   --           3,502        --             --     3,502
2022                                   --           1,568        --             --     1,568
2023                                   --             378        --             --       378
Indefinite                          4,800              --    21,053          2,440    28,293
--------------------------------------------------------------------------------------------
                                   30,798          74,309    22,889          2,440   130,436
============================================================================================

The potential benefit of income tax loss carryforwards has not been recognized in the financial statements.

15. LOSS PER SHARE

Basic and diluted loss per share amounts were calculated by dividing the loss by the weighted average number of common shares outstanding during the year. As a result of losses applicable to common shares, the options granted under the stock option plan and the conversion privileges on the convertible debentures were excluded in the diluted loss per share calculation as their inclusion would have been antidilutive.


                                             THE DESCARTES SYSTEMS GROUP INC. 53

US GAAP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands of US dollars, except per share amounts; US GAAP)


16. COMMITMENTS

The Company is committed under non-cancellable operating leases for business premises and computer equipment with terms expiring at various dates through 2009. The future minimum amounts payable under the lease agreements are as follows:

2004                                                                       4,977
2005                                                                       3,652
2006                                                                       2,053
2007                                                                         958
2008                                                                         606
2009 and thereafter                                                           40
--------------------------------------------------------------------------------
                                                                          12,286
================================================================================

17. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments comprise cash and cash equivalents, short-term and long-term marketable securities, accounts receivable, accounts payable and accrued liabilities, long-term investments, and convertible debentures.

The estimated fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are approximate to book values because of the short-term maturities of these instruments. The Company's investments in short- and long-term marketable securities are carried at fair market value.

In the opinion of management, the carrying value of the Company's long-term minority position investments in certain private companies, net of impairment allowances, are approximates to fair values at January 31, 2003.

The fair value of convertible debentures, based on quoted market prices as at January 31, 2003 on the Toronto Stock Exchange was $61.9 million.

FOREIGN EXCHANGE RISK

The Company is exposed to foreign exchange risk in that substantially all the Company's revenues are denominated in US dollars while approximately 50% of the Company's expenditures are denominated in other currencies.

INTEREST RATE RISK

The Company is exposed to reductions in interest rates, which could adversely impact expected returns from the Company's reinvestment of corporate funds in marketable securities upon maturity of such instruments.

CREDIT RISK

The Company is exposed to credit risk through investments in marketable securities and accounts receivable. The Company holds its investments with reputable financial institutions and in highly liquid and high-quality investment grade financial instruments. Accounts receivable credit risk is mitigated by the Company's large customer base and the dispersion of customers among industries and geographical locations.


54 THE DESCARTES SYSTEMS GROUP INC.

                                                                         US GAAP
18. SEGMENTED INFORMATION

The Company operates in one business segment providing logistics solutions, including integrated software applications and network services. The following provides the Company's segmented information regarding geographic areas of operations:

                          Year Ended    January 31,   January 31,   January 31,
--------------------------------------------------------------------------------
                                               2003          2002          2001
                                        ----------------------------------------
Revenues
  Americas                                   48,220        55,328        45,581
  Europe, Middle East and Africa             17,058        17,716        12,023
  Asia-Pacific                                5,105         6,478         9,045
--------------------------------------------------------------------------------
                                             70,383        79,522        66,649
================================================================================

Revenues are attributed to individual regions based on location of customers' operations.

                                                      January 31,   January 31,
--------------------------------------------------------------------------------
                                                             2003          2002
                                                      --------------------------
Total long-lived assets
  Americas                                                 37,557       144,991
  Europe, Middle East and Africa                            5,440         6,381
  Asia-Pacific                                                363           312
--------------------------------------------------------------------------------
                                                           43,360       151,684
================================================================================

Long-lived assets represent capital assets, goodwill and intangible assets that are attributed to individual geographic segments.

19. SUBSEQUENT EVENTS

(a) RESTRUCTURING

Based on a review of cost levels, on May 6, 2003, the Company announced it will implement a further downsizing of its global operations by approximately 130 employees. The Company expects to record restructuring and other non-recurring charges of approximately $12.5 million to $13.5 million. The charges are associated with workforce reduction, consolidation of facilities, lease terminations, redundant assets and potential write-downs of certain assets.

(b) OFFER TO PURCHASE COMMON SHARES

On May 12, 2003, the Company announced that it intends to offer to purchase for cancellation up to 11,578,000 of its outstanding common shares for a cash price of not more than Canadian $3.85 and not less than Canadian $3.00 per common share (subject to any applicable withholding tax). The offer for the common shares will be made by way of a dutch auction tender, which will provide holders with the opportunity to specify the price at which they are prepared to sell their common shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the range stated above at which Descartes can purchase up to 11,578,000 of its common shares. All common shares tendered at or below the purchase price (subject to pro-rating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at the purchase price. Common shares tendered at a higher price will be returned to holders.

(c) OFFER TO PURCHASE CONVERTIBLE DEBENTURES

On May 12, 2003, the Company announced that it intends to offer to purchase for cancellation up to $45,000,000 aggregate principal amount of its debentures. Under the offer for the debentures, Descartes will pay a cash price of $950 for each $1,000 principal amount of debentures, plus unpaid interest (subject to any applicable withholding tax) accrued to but excluding the date of purchase, subject to pro-ration in the event that the offer is oversubscribed. Pursuant to a commitment agreement entered into with Descartes, a significant holder of debentures has agreed to tender $30,856,500 aggregate principal amount of debentures under the debenture offer.
                                             THE DESCARTES SYSTEMS GROUP INC. 55

US GAAP

SUPPLEMENTARY UNAUDITED QUARTERLY FINANCIAL DATA
(US dollars in millions)

REVENUES
               Quarter Ended    January 31,   October 31,   July 31,   April 30,   January 31,   October 31,   July 31,   April 30,
------------------------------------------------------------------------------------------------------------------------------------
                                       2003          2002       2002        2002          2002          2001       2001        2001
------------------------------------------------------------------------------------------------------------------------------------
Network                                10.8          10.7       10.6         9.8           9.4           9.0        8.9         7.8
License                                 4.2           3.8        4.8         4.6           5.6           5.9        7.9        12.7
Service and maintenance                 3.1           3.0        2.6         2.4           3.1           3.3        3.0         2.9
------------------------------------------------------------------------------------------------------------------------------------
                                       18.1          17.5       18.0        16.8          18.1          18.2       19.8        23.4
====================================================================================================================================

COSTS AND EXPENSES
               Quarter Ended    January 31,   October 31,   July 31,   April 30,   January 31,   October 31,   July 31,   April 30,
------------------------------------------------------------------------------------------------------------------------------------
                                       2003          2002       2002        2002          2002          2001       2001        2001
------------------------------------------------------------------------------------------------------------------------------------
Costs and expenses as
 reported under US GAAP              (126.2)        (23.4)     (37.4)      (24.2)        (30.6)        (35.6)     (40.6)      (37.4)
Adjustments:
  Amortization of goodwill (1)          --            --         --          --            6.4           6.3        6.1         5.7
  Amortization of intangible
    assets (1)                          2.7           2.4        2.5         2.5           2.5           2.4        2.0         1.2
  Impairment of goodwill (1)           86.7           --         --          --            --            --         --          --
  Impairment of intangible
    assets (1)                         18.0           --         --          --            --            --         --          --
  Write-down of long-term
    investments (1)                     --            --         --          --            --            --         --          9.8
  Purchased in-process research
    and development (1)                 --            --         --          --            --            --         4.5         --
  Amortization of deferred
    compensation (1)                    --            0.3        0.1         0.1           --            0.1        0.8         0.1
  Restructuring cost (2)                2.0           2.5        7.7        (0.5)          --            4.0        --          --
  Special reserve for doubtful
    accounts (2)                        --            --         2.9         --            --            --         3.5         --
  Arbitration award and related
    costs (2) (3)                       --            --         2.0         --            --            --         --          --
------------------------------------------------------------------------------------------------------------------------------------
Costs and expenses as adjusted (4)    (16.8)        (18.2)     (22.2)      (22.1)        (21.7)        (22.8)     (23.7)      (20.6)
====================================================================================================================================
Notes:
(1) Costs and expenses as prescribed by US GAAP have been adjusted by these items as they represent acquisition-related charges which vary substantially from year to year due to the Company's acquisition activities as well as its impairment assessments.
(2) Costs and expenses as prescribed by US GAAP have been adjusted by these items as they represent one-time and non-recurring charges.
(3) Costs and expenses include a one-time arbitration award of $1.2 million payable by the Company. A provision of $2.0 million has been included in general and administrative expenses as an estimate of the total potential amount payable relating to this matter inclusive of legal costs.
(4) Adjusted costs and expenses do not have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.

ADJUSTED EARNINGS (LOSS)
               Quarter Ended    January 31,   October 31,   July 31,   April 30,   January 31,   October 31,   July 31,   April 30,
------------------------------------------------------------------------------------------------------------------------------------
                                       2003          2002       2002        2002          2002          2001       2001        2001
------------------------------------------------------------------------------------------------------------------------------------
Loss as reported under US GAAP (1)   (108.5)         (5.1)     (18.5)       (6.1)        (11.2)        (15.6)     (19.6)      (12.3)
Adjustments:
  Amortization of goodwill (2)          --            --         --          --            6.4           6.3        6.1         5.7
  Amortization of intangible
    assets (2)                          2.7           2.4        2.5         2.5           2.5           2.4        2.0         1.2
  Impairment of goodwill (2)           86.7           --         --          --            --            --         --          --
  Impairment of intangible
    assets (2)                         18.0           --         --          --            --            --         --          --
  Write-down of long-term
    investments (2)                     --            --         --          --            --            --         --          9.8
  Purchased in-process research
    and development (2)                 --            --         --          --            --            --         --          4.5
  Amortization of deferred
    compensation (2)                    --            0.3        0.1         0.1           --            0.1        0.8         0.1
  Restructuring cost (3)                2.0           2.5        7.7        (0.5)          --            4.0        --          --
  Special reserve for doubtful
    accounts (3)                        --            --         2.9         --            --            --         3.5         --
  Loss (gain) on purchase of
    convertible debentures (3)          --            0.4        --         (0.4)       (0.4)            --         --          --
  Arbitration award and related
    costs (3) (4)                       --            --         2.0         --            --            --         --          --
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) as adjusted (5)         0.9           0.5       (3.3)       (4.4)         (2.7)         (2.8)      (2.7)        4.5
====================================================================================================================================
Loss per share (1)
  Basic and diluted                   (2.08)        (0.10)     (0.35)      (0.12)        (0.22)        (0.30)     (0.39)      (0.25)
Earnings (loss) per share as adjusted
  Basic and diluted                    0.02          0.01      (0.06)      (0.08)        (0.05)        (0.05)     (0.05)       0.09
Weighted average shares
  outstanding (thousands)
  Basic                              52,224        52,233     52,241      52,237        52,180        52,140     50,231      48,815
  Diluted                            52,263        52,257     52,241      52,237        52,180        52,140     50,231      50,482
====================================================================================================================================

Notes:
(1) Includes extraordinary gains and losses on the purchase for cancellation of convertible debentures in the quarters ended October 31, 2002 ($0.4 million loss); April 30, 2002 ($0.4 million gain); and January 31, 2002 ($0.4 million gain).
(2) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent acquisition-related charges which vary substantially from year to year due to the Company's acquisition activities as well as its impairment assessments.
(3) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent one-time and non-recurring charges.
(4) The US GAAP loss includes a one-time arbitration award of $1.2 million payable by the Company. A provision of $2.0 million has been included in general and administrative expenses as an estimate of the total potential amount payable relating to this matter inclusive of legal costs.
(5) Adjusted earnings (loss) do not have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.


56 THE DESCARTES SYSTEMS GROUP INC.

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CORPORATE INFORMATION

BOARD OF DIRECTORS                                      CORPORATE OFFICES                DSG-TRADEVISION
                                                                                         Gavlegatan 18 C
PETER SCHWARTZ                                          AMERICAS                         SE-113 30
Chairman of the Board,                                  CORPORATE HEADQUARTERS           Stockholm, Sweden
The Descartes Systems Group Inc.                        120 Randall Drive                Tel: +46 8 508 882 00
                                                        Waterloo, Ontario                Fax: +46 8 508 882 05
JOHN ALBRIGHT                                           N2V 1C6
President,                                                                               GERMANY
J.L. Albright Venture Partners Inc.                     CANADA                           Humboldt Strasse 12
                                                        Tel: (519) 746-8110              85 609
JAMES BALSILLIE                                         Toll Free: (800) 419-8495        Dornach, Germany
Chairman and Co-Chief Executive Officer,                Fax: (519) 747-0082              Tel: +49 (89) - 232 369 9 - 0
Research In Motion Limited                                                               Tel: +49 (177) 801 96 10
                                                        CANADA (regional office)         Fax: +49 (89) - 944 90 110
CHRISTOPHER HEWAT                                       5580 Explorer Drive
Partner,                                                Suite 101                        Maubisstrasse 44
Blake, Cassels & Graydon LLP                            Mississauga, Ontario             41564
                                                        L4W 4Y1                          Kaarst, Germany
STEPHEN WATT                                            Canada                           Tel: +49-(0)2131 -298 54-0
Professor,                                              Tel: (905) 361-0964              Fax: +49-(0)2131 -298 54- 10
Department of Computer Science,                         Fax: (905) 361-0972
University of Western Ontario                                                            FRANCE
                                                        UNITED STATES                    120, rue Jean Jaures
EXECUTIVE OFFICERS                                      GEORGIA                          92 300 Levallois Perret
                                                        1745 Phoenix Blvd.               France
MANUEL PIETRA                                           Suite 470                        Tel: +33 (0) 1 70 98 78 22
Chief Executive Officer and President                   Atlanta, Georgia                 Fax: +33 (0) 1 70 98 78 23
                                                        30349-5534
COLLEY CLARKE                                           United States                    ASIA
Executive Vice President, Finance                       Tel: (770) 996-8109              HONG KONG
and Chief Financial Officer                             Toll Free: (800) 432-6428        Suite 4206, Tower 1, Lippo Centre
                                                                                         89 Queensway
ART MESHER                                              ILLINOIS (regional office)       Admiralty
Executive Vice President,                               120 South Riverside Plaza        Hong Kong, China
Corporate Strategy and Business                         Suite 1488                       Tel: +852 2111 9388
Development                                             Chicago, Illinois                Fax: +852 2111 9393
                                                        60606
CORPORATE INFORMATION                                   United States                    JAPAN
                                                                                         East Tower 4th Floor, Otemachi First Square
STOCK INFORMATION                                       FLORIDA (regional office)        1-5-1 Otemachi
The Company's common stock has traded on the            355 Alhambra Circle              Chiyoda-ku, Tokyo
Toronto Stock Exchange under the symbol DSG since its   Suite 1201                       100-0004
initial public offering on January 21, 1998 and on the  Coral Gables, Florida            Japan
Nasdaq National Market under the symbol DSGX since      33134                            Tel: +81-3-5219-1230
January 27, 1999.                                       United States                    Fax: +81-3-5219-1201

TRANSFER AGENTS                                         VIRGINIA (regional office)       CHINA - SHANGHAI
Computershare Trust Company of Canada                   1410 Spring Hill Road            31/F Jin Mao Tower
100 University Avenue                                   Suite 200                        88 Shi Ji Avenue
Toronto, Ontario M5J 2Y1                                McLean, Virginia                 Pudong, Shanghai
North America: (800) 663-9097                           22102-3008                       200120
International: (416) 263-9200                           United States                    China
                                                        Tel: (703) 790-8300              Tel: +86 21 2890 9066
Computershare Trust Company                             Toll Free: (800) 477-7874        Fax: +86 21 2890 9125
12039 West Alameda Parkway                              Fax: (703) 790-8333
Suite Z-2 Lakewood, Colorado                                                             SOUTH KOREA
80228 USA                                               SOUTH AMERICA                    7th Floor, Hongwoo Building
International: (303) 262-0600                           BRAZIL                           945-1 Daechi 3-dong, Kangnam-ku
                                                        Av. das Naqoes Unidas, 12551     Seoul
INDEPENDENT AUDITORS                                    WTC - 17 andar - Brooklin Novo   135-846
Deloitte & Touche LLP                                   Sao Paulo, Sao Paulo             South Korea
55 King Street West, Suite 700                          04578-903                        Tel: +822 3453-4815
Kitchener, Ontario                                      Brazil                           Fax: +822 3453-4923
N2G 4W1                                                 Tel: +55-3443-7804
(519) 576-0880                                          Fax: +55-3443-1401

INVESTOR INQUIRIES                                      EUROPE
Investor Relations                                      UNITED KINGDOM
The Descartes Systems Group Inc.                        L'avenir Opladen Way
120 Randall Drive                                       Bagshot Road
Waterloo, Ontario                                       Bracknell, Berkshire
N2V 1C6                                                 RG12 0PA
(519) 746-8110                                          United Kingdom
(800) 419-8495                                          Tel: +44 (0) 1344 862 783
E-mail: investor@descartes.com                          Fax: +44 (0) 1344 474 481
www.descartes.com
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

THE DESCARTES SYSTEMS GROUP INC.
Corporate Headquarters

120 Randall Drive
Waterloo, Ontario N2V 1C6
Canada

Phone: (519) 746-8110
(800) 419-8495
Fax: (519) 747-0082

info@descartes.com
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
Asia-Pacific                 Europe, Middle East, Africa (EMEA)     North America

Suite 4206, Tower One        L'avenir                               1745 Phoenix Blvd., Suite 470
Lippo Centre                 Opladen Way, Bagshot Road              Atlanta, Georgia 30349-5534
89 Queensway                 Bracknell, Berkshire, RG12 0PA         United States
Admiralty, Hong Kong         United Kingdom
China                                                               Phone: +01 (770) 996-8109
                             Phone: +44 (0) 1344 862 783                   (800) 432-6428
Phone: +85 (2) 2111 9388     Fax:   +44 (0) 1344 474 481            Fax:   +01 (770) 996-2851
Fax:   +85 (2) 2111 9393
                             info-europe@descartes.com              info@descartes.com
info-asia@descartes.com
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